                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                February 6, 2003
                                ----------------
                                (Date of Report)

                            RAKO Capital Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)

          Nevada                    0-24633                   91-0853320
(State or other jurisdiction      (Commission                (IRS Employer
     of incorporation)            File Number)             Identification No.)

                Two North College Avenue, Fayetteville, AR 72701
                ------------------------------------------------
                    (Address of principal executive offices)

                                 (479) 684-2700
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 1.        CHANGES IN CONTROL OF REGISTRANT.
ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS

         GENERAL

         This Report on Form 8-K being filed by RAKO Capital Corporation, a Nevada corporation ("RAKO") relates to several transactions consummated or entered into by Registrant with various third parties since January 29, 2003 following the recapitalization of Registrant. Unless the context requires otherwise, any reference in this Form 8-K to "Registrant" shall be deemed a reference to RAKO, Centra Industries, Inc., a Delaware corporation ("Centra"), and any of their respective predecessor entities and affiliates.

         Effective January 29, 2003 (the "Effective Time"), Registrant entered into an Exchange Agreement (the "Centra Agreement"), with Centra, and LAGO Limited Liability Company ("LAGO LLC"), Lisa Trammell, Bonnie Capwell Brooks, Betty Tyler, Mike Smith, Gary Fuchs, Fuchs Family Trust, and Lee and Mary Capwell Trust (collectively the "Centra Stockholders"), pursuant to which Registrant issued 14,893,716 shares of its common stock, par value $0.001 per share ("RAKO Common Stock"), representing approximately 86.1% of the outstanding common stock of Registrant immediately following such issuance, to the Centra Stockholders in exchange for 14,893,716 shares (the "Centra Shares") of the issued and outstanding common stock, par value $0.00001 per share of Centra ("Centra Common Stock"), representing approximately 98.3% of the issued and outstanding Centra Common Stock as of January 29, 2003 (the "RAKO/Centra Exchange"). As a result of the RAKO/Centra Exchange, at the Effective Time, Centra became a subsidiary of Registrant.

         As of September 30, 2002, 5,025,030 shares of RAKO Common Stock were issued and outstanding. Effective on December 30, 2002, Osprey Investments II, Inc., a Florida corporation ("Osprey"), a major shareholder of Registrant, who had purchased 4,619,162 shares RAKO Common Stock on December 18, 2002, contributed 2,619,162 shares of RAKO Common Stock to Registrant for cancellation pursuant to a letter agreement between Registrant and Osprey, dated as of December 30, 2002. As a result, the number of issued and outstanding shares of RAKO were reduced from 5,025,030 shares to 2,405,868 shares of RAKO Common Stock.

         On January 29, 2003, Centra entered into a Plan of Reorganization and Share Exchange Agreement (the "Smith Agreement"), with Gregory J. Smith and Paul
K. Chavez (the "Smith Stockholders"), and Smith & Co. Surveying Services, Inc., a California corporation ("Smith & Co."), pursuant to which the Smith Stockholders agreed to exchange 200 shares of the issued and outstanding common stock of Smith (the "Smith Shares"), representing 100% of the issued and outstanding capital stock of Smith & Co., for an aggregate 1,200,000 shares of Centra Common Stock. Upon the effectiveness of the RAKO/Centra Exchange, Centra assigned to Registrant, and Registrant assumed Centra's obligations under, the Smith Agreement and issued 1,200,000 shares of RAKO Common Stock to the Smith Stockholders, in full satisfaction thereof.

         On January 29, 2003, Centra also entered into a Plan of Reorganization and Share Exchange Agreement (the "Razorback Agreement"), with Razorback Acquisition Corp., a Delaware corporation ("Razorback") and Rachel Levy (the "Razorback Stockholder"), pursuant to which the Razorback Stockholder, holding 100 shares of the issued and outstanding common stock of Razorback and 100 of the issued and outstanding Class A Preferred Stock of Razorback (collectively, the "Razorback Shares"), representing 100% of the issued and outstanding capital stock of Razorback, agreed to exchange the Razorback Shares for 10,000 shares of Centra Common Stock. Upon the effectiveness of the RAKO/Centra Exchange, Centra assigned to Registrant, and Registrant assumed Centra's obligations under, the Razorback Agreement and issued 10,000 shares of RAKO Common Stock to the Razorback Stockholder, in full satisfaction thereof.

         On January 30, 2003, Centra entered into an Asset Purchase Agreement (the "TWS Purchase Agreement"), with TWS International Inc., a Delaware corporation ("TWS"), which set forth the terms and conditions of the purchase of certain assets and the assumption of certain liabilities of TWS for a purchase price of 4,416,924 shares of Centra Common Stock (the "TWS Purchase"). The TWS Purchase is expected to close in February 2003, upon the satisfaction or waiver of each of the closing conditions set forth in the TWS Purchase Agreement. Centra assigned to Registrant, and Registrant assumed Centra's obligations under, the TWS Purchase Agreement, effective January 29, 2003.

         Upon the effectiveness of the TWS Purchase Agreement, Registrant will issue to TWS 4,416,924 shares of RAKO Common Stock, which is expected to represent approximately 17.9% of the issued and outstanding shares of RAKO Common Stock immediately following such issuance, and after giving effect to the Stanford Purchase (described below).

         As of February 5, 2003, RAKO and Centra entered into a Securities Purchase Agreement (the "Stanford SPA"), with Stanford Venture Capital Holdings, Inc., a Delaware corporation ("Stanford"), which set forth the terms and conditions of the contemplated sale (the "Stanford Purchase") of 841,319 shares of RAKO Common Stock and warrants (collectively, the "Warrants") to purchase up to 841,319 shares of RAKO Common Stock, having an exercise price of $2.50 per share of RAKO Common Stock and an expiration date five years from their date of issuance, for an aggregate purchase price of $2,000,000 in cash. Pursuant to the Stanford SPA and upon satisfaction or waiver of the terms and conditions therein, the Stanford Purchase will close in four equal installments of $500,000 for the pro rata issuance and sale of shares of RAKO Common Stock and Warrants to purchase shares of RAKO Common Stock. The first two such closings are expected to occur in February 2003 and the second two such closings are expected to occur in April 2003.

         The following table sets forth information as of the date hereof with respect to the beneficial ownership of the outstanding shares of common stock of RAKO (i) immediately following the RAKO/Centra Exchange, and giving effect to the Smith Exchange and the Razorback Exchange (collectively, the "Exchanges") and (ii) pro forma to give effect to the Exchanges and the TWS Purchase and the Stanford Purchase, in each case by (i) each person known by Registrant to beneficially own five percent (5%) or more of the outstanding shares; (ii) Registrant's officers and directors and (iii) Registrant's officers and directors as a group.

         As used in the table below, the term "beneficial ownership" means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of any security. A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. Except as otherwise indicated, the stockholders listed below have sole voting and investment powers with respect to the shares indicated.

----------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER     SHARES OF COMMON STOCK    PERCENTAGE OF CLASS       PRO FORMA PERCENTAGE OF
                                         BENEFICIALLY OWNED OR     BENEFICIALLY OWNED (1)    CLASS BENEFICIALLY
                                         TO BE OWNED                                         OWNED (2)
----------------------------------------------------------------------------------------------------------------------
Larry C. Garriott (4)(5)                 11,946,263 (3)            64.5%                     48.5%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
----------------------------------------------------------------------------------------------------------------------
Bonnie Capwell Brooks                    12,276,141 (3)            66.3%                     49.9%
 C/o RAKO Capital Corporation
 Two North College Avenue
 Fayetteville, AR 72701
----------------------------------------------------------------------------------------------------------------------
Gary M. Fuchs (4)(5)                     435,762                   2.4%                      1.8%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
----------------------------------------------------------------------------------------------------------------------
Lisa A. Trammell (4)(5)                  481,728                   2.6%                      2.0%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
----------------------------------------------------------------------------------------------------------------------
Randall Carney (4)                       0                         0%                        0%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
----------------------------------------------------------------------------------------------------------------------
Larry Otterstein (4)                     0                         0%                        0%
  c/o RAKO Capital Corporation
  Two North College Avenue
  Fayetteville, AR  72701
----------------------------------------------------------------------------------------------------------------------
Osprey Investments II, Inc.              2,000,000                 10.8%                     8.1%
  1050 Riverside Avenue
  Jacksonville, FL 32204
----------------------------------------------------------------------------------------------------------------------
LAGO Limited Liability Company           11,946,263                64.5%                     48.5%
  Two North College Avenue
  Fayetteville, AR 72701
----------------------------------------------------------------------------------------------------------------------
TWS International, Inc.                  4,416,924 (6)             N/A                       18.0%
  6120 Windward Parkway
  Suite 200
  Atlanta, Georgia  30005
----------------------------------------------------------------------------------------------------------------------
Stanford Venture Capital Holdings        1,682,638 (7)             N/A                       6.8%
  201 Biscayne Boulevard
  Suite 120
  Miami, FL 33131
----------------------------------------------------------------------------------------------------------------------
All Current Executive Officers and       12,863,753                69.5%                     52.3%
Directors
As a group (5 persons)
----------------------------------------------------------------------------------------------------------------------

---------------------
(1) Calculated based upon 18,527,554 shares of RAKO Common Stock outstanding as of January 31, 2003 after giving effect to the Exchanges.
(2) Calculated based upon 24,727,116 shares of RAKO Common Stock outstanding after giving effect to the Exchanges and the closings of the TWS Purchase and the Stanford Purchase.
(3) Includes 11,946,263 shares of RAKO Common Stock held by Lago Limited Liability Company, of which Larry Garriott and Bonnie Capwell Brooks are the controlling members.
(4)  Indicates a current Officer
(5)  Indicates a current Director
(6)  Issuable upon consummation of the TWS Purchase
(7)  Issuable upon consummation of the Stanford Purchase


                             CENTRA INDUSTRIES, INC.
                             -----------------------

                             BUSINESS AND PROPERTIES
                             -----------------------

General
-------

         Registrant, a Nevada corporation and holding company, provides infrastructure design, construction, engineering and maintenance services to the telecommunications (cable and wireless), energy and municipal infrastructure industries, through three operating subsidiaries of Centra, its subsidiary. Registrant believes that it is one of the best-equipped operators in its industry within the Arkansas-Oklahoma-North Texas region and that it is the best equipped operator of directional boring services in Arkansas.

         Centra was formed in July 2001 by the combination of its predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Centra. In 2002, Centra began to provide wireless infrastructure services through its wholly-owned subsidiary Centra Wireless Construction, Inc., a Delaware corporation, established in July 2001. Registrant's holding company structure and range of service offerings allow Registrant to offer a turnkey approach within the infrastructure industry, as well as individual specialized services through each of its operating subsidiaries.

         Registrant is a national provider of specialized contracting services, operating from three locations in Arkansas and with the ability to operate in the contiguous 48 states. Centra's Centra Wireless subsidiary is based in Fayetteville, Arkansas and has an office in Wyoming. Registrant currently anticipates expanding into Canada and Mexico and is exploring opportunities in South America and Asia. Registrant offers a broad range of network infrastructure services to the telecommunications and cable television industry. By careful growth through acquisition, Registrant intends to increase its customer base in its current markets and to broaden the markets in which it operates. Registrant believes that there are many competent contractors serving the telecommunications and cable television industries whose businesses would gain from the synergy and cost efficiencies that consolidation can bring.

         Registrant's primary focus is the installation, replacement and construction of underground cable for telecommunications and cable television companies. Registrant employs a technology known as horizontal boring that enables it to achieve faster installation for its customers for less expense and with less destruction to ground and paved surfaces than conventional trenching and digging methods. On average in 2002, Registrant installed approximately 36,000 feet of cable per week. With its existing equipment, Registrant has the capacity to install 50,000 feet of cable per week. Registrant's customers have experienced dramatic changes in their industries during recent years. The demand for Internet services and associated bandwidth, the nationwide build out of optical cables to replace coaxial technology, deregulation of the telecommunications industry and digital convergence all have led Registrant's customers to outsource a broad range of services. Fiber optic cable dominates Registrant's wire installation and maintenance business, although Registrant also installs and maintains a considerable amount of coaxial cable, as well as copper cable. Registrant is also targeting municipalities and utilities nationwide (and in Canada and Mexico) to apply its technology and services to the installation of gas pipelines and water mains.

Midwest Cable Communications of Arkansas, Inc. ("Midwest Cable")
----------------------------------------------------------------

         Midwest Cable, a Delaware corporation, specializes in the utilization of the latest horizontal boring techniques and aerial applications. Horizontal boring is a highly specialized field and requires crews that have specific skill sets. This allows for an environmentally friendly installation of pipelines, water and sewer lines, coax cable, fiber optics and electric lines. Operators are continually trained in the latest techniques. Midwest Cable has capacity to install 50,000 feet of cable per week.

         The aerial applications are primarily limited to coax cable, phone lines, fiber optics and switches. Installation requires numerous heavy duty "bucket" trucks, splicing trucks and a skilled labor force. Capacity is directly dependent upon topography and weather.

         Midwest Cable maintains a complete maintenance facility, including mechanics and welders. Mechanics are manufacturer certified and can perform warranty services to company owned machinery and trucks on site. The company has the ability to provide complete support services to their crews anywhere in North America through the use of water and fuel trucks, maintenance teams and campers. The president of Midwest Cable is Larry Garriott, Registrant's Chairman.

Centra Wireless Construction, Inc. ("Centra Wireless")
------------------------------------------------------

         In July 2001, Centra established Centra Wireless as a wholly-owned subsidiary operating in the wireless telecommunications infrastructure industry which began operations in 2002. Centra Wireless specializes in the acquisition, construction and management of prime and other antennae sites. It also performs comprehensive site audits and offers its clients an emergency response program designed to limit the liability of tower operators. The services of Centra Wireless include:

o    site layout and antenna orientation;

o    tower erection and mapping;

o    monopole erection;

o    antenna and line installation;

o    program management (including database tracking tools and database design);

o    sweep testing;

o    environmental engineering (NEPA, Phase 1, FCC, SHPO);

o    tower and foundation design and rehabilitation;

o    custom fabrication;

o    regulatory compliance with FAA, FCC and OSHA requirements; and

o    site security, lighting and repairs.

         Centra Wireless also provides site construction specialists for ground, fence, civil construction and construction management. It assures its clients that acquired sites meet the requirements of local zoning and construction codes. Its crews are specifically trained in co-locations. Centra Wireless is based in Fayetteville, Arkansas and has an office in Laramie, Wyoming. Centra Wireless offers its services throughout the 48 contiguous states.

         Initially, Centra Wireless intended to effect its entry into this business through the acquisition of the assets and business of Global Towers, Inc. ("Global Towers"), a corporation then solely owned by Edwin C. Ballou, who served as president of Centra Wireless from July 2001 through May 2002. Global Towers entered into an agreement pursuant to which it purported to sell certain assets and intellectual property, including licenses, contracts and trade name, to Centra in exchange for 250,000 shares of Centra Common Stock. In connection with the acquisition, Mr. Ballou was granted the right to receive additional shares of Centra Common Stock after the first and second anniversaries of the closing, based on future financial results of Centra Wireless pursuant to terms set forth in the asset purchase agreement. Mr. Ballou also entered into an employment agreement with Centra pursuant to which he was named President of Centra Wireless. In May 2002, Centra discovered that the assets and business purported to have been sold pursuant to the asset purchase agreement did not exist and, effective May 30, 2002, Mr. Ballou's employment was terminated for cause. Accordingly, no additional shares of Centra Common Stock were issued to Mr. Ballou under the asset purchase agreement, no severance was payable and no stock options had been granted. On July 24, 2002, Centra sent Mr. Ballou notice of its recission of the acquisition of the assets of Global Tower under Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, and for misrepresentation, failure of consideration and breach of contract. Centra has demanded return of the 250,000 shares of Common Stock issued to Mr. Ballou for cancellation, but he has not yet returned the shares.

         In January 2003, Centra Wireless entered into a license agreement with Aero Solutions LLC, pursuant to which Centra Wireless has licensed the right to sell and install a reinforcement product that utilizes patented technology for use in the reinforcement of existing telecommunications towers. Management believes there is a significant market for this new product that could result in a significant improvement in applicable rebuild revenues in 2003.

         Centra Wireless utilizes sophisticated equipment for installation and testing of wireless components. The president of Centra Wireless is Larry Otterstein.

Smith & Co.
-----------

         On January 29, 2003, Centra acquired Smith & Co., a California-based provider of engineering, surveying, and project management services to the telecommunications and energy sectors. Smith & Co. has established itself as a premier engineering service provider in the western United States. Smith & Co. utilizes the latest technology and techniques available to the industry. The President of Smith & Co. is Gregory J. Smith.

Razorback
---------

         On January 29, 2003, Centra acquired Razorback Acquisition Corp. d/b/a Razorback Construction Services Company. Razorback is an aerial installer and maintainer of fiber optic, coaxial, copper and telephone lines. Razorback utilizes heavy duty bucket trucks, splicing vehicles and retains a sophisticated labor force. It principally conducts its operations in Arkansas. Razorback has a management agreement with Centra to provide administrative and management services on a cost plus basis. It has had up to 14 employees engaged in its operations. Until recently acquired by Centra, Razorback was independently owned. Post acquisition, Razorback was designated a division of Midwest.

TWS
---

         On January 31, 2003, Centra entered into an Asset Purchase Agreement with TWS to acquire certain assets and assume certain liabilities of TWS. TWS is a Georgia-based provider of engineering services focused on providing infrastructure services to the wireless industry. TWS provides professional and technical services required by wireless operators to design and construct their networks on a global basis. radio frequency engineering firm. Louis Delahoz is the President of TWS. Registrant expects to close this transaction in February 2003. Post acquisition TWS will remain a wholly owned subsidiary and retain a specific corporate identity. Registrant plans to change the name of TWS in the first quarter of 2003.

Customers
----------

         As of the date of this Form 8-K, Registrant had over 100 customers, including:

         Arklahoma Pipeline
         AT&T Broadband
         Cox Communications Inc.
         Level 3
         Lucent Technologies, Inc.
         Michels Pipeline
         Southwestern Bell
         State of Arkansas

         In 2001, Cox Communications Inc. accounted for more than 90% of Registrant's revenues and for the nine months ended September 30, 2002, it accounted for approximately 79% of Centra's revenues. While Registrant does not expect Cox Communications Inc. to account for as high a percentage of its revenues in the future as a result of expected increases in contracts with third parties, Registrant does expect Cox Communications Inc. to remain a significant customer of the Company. See "Risk Factors - Risks Related to Registrant's Business - Loss of Major Customer Could Materially Adversely Affect Registrant's Business".

Industry Background and Market Outlook
--------------------------------------

         Registrant operates in an industry principally comprised of cabling contractors, known also as installation contractors, network designers, systems integrators and engineering firms. The contractors are diverse in their experience in the industry, and may specialize in commercial, residential, governmental, educational or industrial markets. Contractors may also specialize in audio and video, security, automation, electrical and mechanical cabling. The industry's activity level is determined by the service needs of its customers. During the recent past, the industry has witnessed consolidation among its participants, with the result that certain participants have greater resources and greater access to workforce than others.

         Within this industry, Registrant's principal business is horizontal directional boring, or, the installation of telecommunications cabling underground with specialized equipment that minimizes excavation of, or other disruption to, the surface. According to an industry source, the annual volume of business of the directional boring industry is between $7 billion and $10 billion dollars and is growing at 30% annually.

         The trend within the telecommunications and energy industries appears to be continued consolidation. Registrant expects additional driving forces in 2003 and beyond to be the consumer market and regulatory/environmental requirements. At the same time, some of Registrant's existing clients have obligations either through prior merger agreements or regulatory requirements to continue build out, rebuild, and continue the development of new delivery systems.

         As consumer demand for and the manufacture of better communication devices (e.g. wireless Internet services), competition among service providers to this market remains intense and Registrant expects capital expenditures for network infrastructure to remain robust.

         Additionally, Congress and environmental groups continue to push legislation to impose higher standards for the delivery of water, gas and oil to the end user. Municipalities across the country are confronting the need to upgrade or replace older sewer and water systems that are either leaking or inadequate. Energy companies, in turn, are under constant scrutiny and pressure to minimize the possibility of a mishap that could have a negative environmental impact. Registrant expects upgrades to existing systems to continue for the foreseeable future.

         The energy and telecommunication sectors have experienced a significant amount of consolidation (through mergers and acquisitions) during the past several years. In connection with many of these consolidation transactions, local, state and federal regulators and agencies have required that services be enhanced for the consumer. For example, the State of California advised Adelphia Communications they would take away their franchise if they did not continue to build out their delivery system to consumers as agreed when the franchise was awarded.

         Registrant believes it has developed and implemented a strategic plan that allows it to capitalize on all the sectors that utilize its services. Registrant believes additional opportunities exist within South America due to the NAFTA treaty signed in 2000 and emerging countries in Asia and Africa. Registrant's sales force has begun to make progress toward attaining business in these regions as a turnkey provider.

Strategy
--------

         Registrant's aim is to become a pre-eminent provider of specialized infrastructure services serving the telecommunications, cable television, energy industries and municipalities on a national basis. Registrant can presently provide complete underground, aerial, wireless and engineering services to the telecommunication, municipal, and energy infrastructure communities through its various subsidiaries. Registrant has built a reputation for reliability in its service offerings that has enabled it to win and keep significant master service contracts with some of the largest cable operators and telecommunications providers in the United States. As a result, Registrant enjoys a very strong competitive position in the Arkansas-Oklahoma-North Texas region and has begun to successfully build a strong competitive presence in other regions as well. Registrant believes that the experience of its management, its accumulated know-how in field operations, its fully-trained work crews and reliable subcontractors, the array of equipment it owns and operates and its range of service offerings provide it with a competitive edge in meeting the specialized infrastructure needs of its clients. Registrant views acquisitions as a means to enhance each of these strengths. Registrant has an acquisition policy that dictates all targeted companies must be cash flow positive and have a complementary effect on its strategic plan. Integration of acquired companies is a high priority and Registrant believes that its centralized support through its holding company structure will result in lower cost of sales and improved margins, allowing Registrant to be more competitive when bidding on projects.

Services
--------

         Registrant is one of the largest construction companies servicing the telecommunications industry in the State of Arkansas and Registrant believes that it is the best-equipped operator for telecommunications infrastructure services in that state. Registrant's principal service offerings are the installation and replacement of underground cable for telecommunications and cable television companies, and the erection and maintenance of towers for cellular, digital, PCS(R), microwave and other wireless communications business. Registrant is the prime contractor for Cox Communications, Inc. in its 550 mile build-out of the Fayetteville-Fort Smith, Arkansas area. The cable Registrant installs and maintains is fiber optic, coaxial and copper and transmits video, data and voice. In July 2001, Centra established its Centra Wireless unit, which began engineering and installing antennae, towers and other systems in 2002.

         In addition, Registrant's services include not only the horizontal directional boring for which it is well known in the industry, but also trenching and plowing applications; rock saw, rock wheel and rock trench services; vacuum excavation services; splicing and testing of networks; and cable locating. The services of Registrant's tower group include not only the erection of wireless communications towers, but also the construction of related structures and the installation of associated equipment.

         The combination of services offered by each of Registrant's subsidiaries addresses the need for a turn key approach within the infrastructure construction community by which Registrant can provide the planning, design, engineering, construction and maintenance services required in connection with an infrastructure project. Registrant believes the turn key approach, if utilized by a client, will result in less need for dedicated support or project managers within the contracting party's organization which could result in significant savings to that party out of their capital expenditure budget. Registrant believes that there are only a few companies that can provide the overall client required services to effectively compete with Registrant. Registrant believes that many companies are reluctant to contract a turn key service due to a fear of "loss of control" and entrusting an entire project to a third party service provider such as Registrant. However, in light of heightened pressures to minimize and increased scrutiny of capital expenditures in the context of infrastructure projects, Registrant believes its key approach will become increasingly attractive to project managers and that Registrant will be uniquely positioned to take advantage of increased demand due to its service offerings and reputation in the industry.

Backlog
-------

         As of September 30, 2002, Centra had a backlog of approximately $45 million. This backlog consists of the uncompleted portion of services it is to perform under project specific contracts, as well as estimated work on master service contracts. The recent increase in Centra's backlog was primarily attributable to an increase in contracts in the wireless sector as well as the efforts of Registrant's national sales force.

Sales and Marketing
-------------------

         Registrant maintains a sales and marketing team of four people who market each of Registrant's subsidiaries individually, as well as a turnkey approach throughout North America offering Registrant's full range of services across operating subsidiaries. Registrant's marketing plan is based on its long-standing relationships with its customers and on its reputation for reliability and efficiency. Using its relationships and its reputation, Registrant seeks to gain additional contracts from its existing customers as well as new work from new customers. Both corporate management and the managers of its service lines carry out its marketing efforts, based on their extensive industry experience and relationships. Through their efforts Registrant receives invitations to submit proposals for master service agreements and individual projects. Registrant maintains a separate sales department with four personnel who market the Company's services nationally. To date, Registrant has believed that advertising would not be cost effective and has devoted its primary marketing efforts to direct marketing to select customers by its sales force.

Safety and Insurance
--------------------

         Registrant is committed to ensuring that its workers work safely and it strives to instill safe work habits in all of its employees. Registrant evaluates its employees not only on the basis of the efficiency and quality of their work but also on their safety records and the safety records of the employees they supervise. Registrant also holds regular training sessions and seminars for its employees devoted to safe work practices. Registrant has established a safety committee to share best practices among its units and to monitor and improve compliance with safety regulations.

         The primary claims Registrant faces in its operations are workers' compensation, automobile liability and general liability. Registrant maintains insurance policies with respect to these claims. The general liability policy is subject to a deductible of $2,500 per claim. Registrant's workers' compensation and automobile liability policies have no deductible. Registrant currently has primary liability coverage of $1,000,000 per occurrence, $2,000,000 aggregate and umbrella liability coverage with a $5,000,000 policy limit.

Suppliers
---------

         Registrant's clients supply the majority of the raw materials and supplies necessary to carry out its contracted work, although it is increasingly supplying raw materials and supplies on turnkey projects. Registrant obtains materials and supplies for its own account from independent third-party providers and does not manufacture any significant amount of materials or supplies. Registrant is not dependent on any one supplier for any materials or supplies that it obtains for its own account. Registrant has not experienced any significant difficulty in obtaining an adequate supply of materials and supplies.

         Registrant's major suppliers include:

         Vermeer Boring
         JI Case
         Ford Motor Company
         International
         Caterpillar

         Registrant believes that the equipment it requires is generally available from a number of sources.

         Registrant also uses independent contractors to perform portions of its services and to manage work flow. In 2002, these independent contractors provided approximately 30% of the services Registrant provided to its customers. These independent contractors typically are sole proprietorships or small business entities. Independent contractors typically provide their own employees, vehicles, tools and insurance coverage. Registrant is not dependent on any single independent contractor.

Competition
-----------

         There is no dominant provider in the telecommunications and cable television infrastructure services industry. The industry is highly fragmented. Registrant competes with other companies in most of the markets in which it operates, ranging from small independent firms servicing local markets to larger firms servicing regional markets, as well as large national and international engineering firms and equipment vendors on turnkey projects who subcontract work to companies other than Registrant. Despite the current trend toward outsourcing, Registrant also faces competition from existing or prospective clients who employ in-house personnel to perform some of the same types of services Registrant provides. Historically, there have been relatively few significant barriers to entry into the markets in which Registrant operates and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of Registrant's competitors. Nevertheless, Registrant believes that its strong market position in Arkansas and the surrounding region presents a significant barrier to be overcome by any new entrant in that geographic area. Registrant believes its clients consider a number of factors in choosing a service provider, including technical expertise and experience, financial and operational resources, access to specialized equipment and the know-how to operate it, industry reputation and reliability. Because of the highly competitive bidding environment for infrastructure services, price historically has often been the principal factor in determining whether the services provider is awarded the work on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower overhead costs. Registrant believes its size, strong presence in Arkansas, access to specialized construction equipment and the know-how to operate it and reputation provide a competitive advantage in obtaining larger, more complex infrastructure projects and gaining market share in the fragmented infrastructure services industry.

Regulation
----------

         Registrant's operations are subject to various federal, state and local laws, including contractor licensing requirements, building and electrical codes, permitting and inspection requirements, and regulations related to labor relations, worker safety and environmental protection. Registrant holds general contractor licenses in the States of Arkansas and Florida, and is in the process of filing applications in several other states, including California, Tennessee, Alabama and Nevada, where licenses are required. Registrant believes it can obtain any other licenses and permits required to conduct its operations. Registrant also believes that it is in substantial compliance with all applicable regulatory requirements.

Employees
---------

         As of September 30, 2002, Registrant had approximately 205 employees. None of Registrant's employees are represented by labor unions. Registrant believes that its employee relations are good. Upon consummation of the Exchanges, Registrant had approximately 245 employees.

Recruiting
----------

         Registrant's primary hiring sources for its employees include promotion from within, team member referrals, print and Internet advertising and direct recruiting. Registrant attracts and retains employees by offering technical training opportunities, bonus opportunities, stock ownership, competitive salaries, and a comprehensive benefits package. Employees are acquainted with numerous technologies being deployed by Registrant's clients which serves as a recruitment tool. Registrant attracts talent from numerous sources including higher learning institutions, colleges and industry.

Training and Career Development
-------------------------------

         Registrant believes that its continuous focus on training and career development helps it to retain its employees. Employees participate in on-going educational programs, many of which are internally developed, to enhance their technical and management skills through classroom and field training. Manufacturers of telecommunications equipment also sponsor training programs covering the installation and maintenance of their equipment, which Registrant's employees regularly attend. Registrant also provides opportunities for promotion and mobility within its integrated service organization that it believes helps retain its employees.

Property
---------

         Registrant's principal office is located at Two North College Ave., Fayetteville, Arkansas 72701. Registrant is a 100% owner of this property, which, as of September 30, 2002, was subject to a mortgage of approximately $1,550,000 and had an estimated fair market value of $2,400,000. Registrant also leases a nearby facility located at 7125 McGuire Road, Fayetteville, Arkansas 72701. The lease of the facility is pursuant to a lease agreement, dated as of April 1, 2002 with L & B Investments LLC, a company owned by two of Registrant's principal stockholders, Larry C. Garriott and Bonnie Capwell, his mother. The lease is for a term of five years with a monthly rent of $3,500. This facility is a 5,000 square foot building. The site is 6.5 acres and also houses offices, a mechanic's garage, fabrication shop and storage facility for tools and equipment.

Equipment
---------

         Registrant owns 27 Vermeer directional drilling machines, as well as two American auger machines used for drilling. Registrant also own backhoes, bulldozers, assorted trucks and other equipment necessary to install and replace cable.

         To maintain and repair its equipment, Registrant also operates its own garage. Registrant's mechanics are certified by various equipment manufacturers to work on equipment that is owned by it, as well as subcontractors. One of Registrant's mechanics is certified as a mechanic for Vermeer products and is qualified to service these machines under warranty.

                    DESCRIPTION OF REGISTRANT'S CAPITAL STOCK
                    -----------------------------------------

         RAKO's authorized capital consists of 50,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.

Centra is a subsidiary of RAKO. Centra's authorized capital stock consists of 50,000,000 shares of common stock, par value $0.00001 per share. Upon consummation of the RAKO/Centra Exchange, RAKO owned all of the issued and outstanding capital stock of Centra except for 250,000 shares of Centra Common Stock held by Mr. Ed Ballou. See "Business and Properties - Centra Wireless Construction, Inc. ("Centra Wireless")" for a discussion of Mr. Ballou's past relationship with Registrant.

RAKO Common Stock
-----------------

         Each share of RAKO Common Stock entitles the holder to one vote on all matters submitted to a vote of RAKO's stockholders. The holders of RAKO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion, from funds legally available for the payment of dividends. If RAKO should liquidate or dissolve, the owners of shares of RAKO Common Stock will be entitled to share proportionately in RAKO's assets, if any, which are legally available for distribution to stockholders, but only after payment or fulfillment of all its debts and other liabilities.

         Holders of RAKO Common Stock do not have any preemptive rights or subscription, redemption or conversion privileges, and RAKO Common Stock is not subject to any further calls or assessments by RAKO. Holders of RAKO's Common Stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of shares of RAKO Common Stock voting for the election of directors can elect all members of RAKO'S Board of Directors eligible for election in any term. A majority vote is also sufficient for other actions that require the vote or concurrence of RAKO's stockholders.

         All of the currently issued and outstanding shares of RAKO Common Stock are fully paid and nonassessable.

Current Ownership of Issued and Outstanding Capital Stock
---------------------------------------------------------

         As of the date hereof, LAGO LLC, a Delaware limited liability company, which is beneficially owned and controlled by Registrant's Chairman, Larry Garriott, and his mother Bonnie Capwell Brooks, owns 11,946,263 shares of RAKO Common Stock, representing approximately 64.5% of the issued and outstanding shares of RAKO Common Stock (or 48.5% giving effect to the Stanford Purchase and the TWS Purchase). An additional 917,490 shares of RAKO Common Stock are beneficially owned by other directors and officers of Registrant. Hence, a majority of the currently issued and outstanding shares of RAKO capital stock are, and even after consummation of the TWS Purchase and the Stanford Purchase are expected to be, beneficially owned by Registrant insiders. Accordingly, the current directors and officers of Registrant are in a position to effectively:

o    elect all members of the Board of Directors;

o    prevent or cause a change of control;

o    decide whether to declare dividends; and

o decide whether to issue additional shares of Common Stock or other securities.

         The significant control of Registrant exercised by its current directors and officers may discourage, delay or prevent a takeover attempt that the other stockholders might consider in their own best interests and that might otherwise result in a stockholder of Registrant receiving a premium for its Common Stock in a takeover transaction.

Certain Future Restrictions on Dispositions of Shares by Registrant Stockholders
--------------------------------------------------------------------------------

         In connection with and as a condition to the TWS Purchase, Registrant and TWS anticipate entering into a stockholders agreement which may include certain transfer restrictions relating to the shares of RAKO Common Stock to be issued to TWS (e.g. right of first offer, co-sale rights and drag along rights) which would be in addition to restrictions on resale after the expiration of resale limitations which otherwise apply pursuant to Rule 144 under the Securities Act.

         Registrant anticipates that the Centra Stockholders will also enter into a stockholders agreement in respect of their holdings of RAKO Common Stock, the terms of which, as of the date of this Form 8-K, have not been finalized. Any such stockholders agreement could have a material impact on the ability of the Centra Stockholders to sell their shares of RAKO Common Stock in the public market.

         The foregoing provisions will not preclude transfers of shares (i) in compliance with any transfer restrictions that may be agreed, (ii) if the shares have become registered for sale under an effective registration statement, (iii) if the proposed transfer is to a member of the stockholder's immediate family or to an affiliate of the stockholder, provided that the family member or affiliate assume the obligations of the transferring stockholder under the stockholders' agreement.

                                 CAPITALIZATION
                                 --------------

         The table below sets forth the current capitalization of Registrant:


---------------------------------------------------------------------------------------------------------------------------
Description of Security                          Authorized for Issuance         Currently Issued and Outstanding

---------------------------------------------------------------------------------------------------------------------------
Common Stock                                     50,000,000 Shares               18,509,584 Shares
---------------------------------------------------------------------------------------------------------------------------
Preferred Stock                                  20,000,000 Shares               0 Shares
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Purchase Rights                                  Purchase rights to purchase     0 Purchase Rights
(Pursuant to 2002 Employee Stock Purchase Plan)  up to 500,000 shares of
                                                 Common Stock
---------------------------------------------------------------------------------------------------------------------------
Stock Options                                    Options to purchase up to       0 Options
(Pursuant to 2002 Stock Option Plan)             500,000 Shares of Common Stock
---------------------------------------------------------------------------------------------------------------------------

                    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS
                    ----------------------------------------

         Neither Registrant nor any of its subsidiaries has paid dividends, made distributions upon its stock or redeemed any securities within the past five (5) fiscal years. Registrant does not anticipate paying any dividends in the foreseeable future.

               OFFICERS, DIRECTORS AND KEY PERSONNEL OF REGISTRANT
               ---------------------------------------------------

         Information about Registrant's Officers, Directors and key personnel is set forth below.

                 NAME        AGE                                 POSITION
                 ----       ----                                   ----
Larry C. Garriott            52       Chairman of the Board and Director
Gary M. Fuchs                42       Vice Chairman, Chief Executive Officer and Director
Lisa A. Trammell             42       Vice President, Chief Operating Officer, Secretary  and
                                      Director
Randall Carney               41       Chief Financial Officer

Each director is elected to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each officer serves at the discretion of the Board of Directors of Registrant (the "Board") subject to any applicable employment agreements.

---------------------------

LARRY C. GARRIOTT, Chairman of the Board and Director. Mr. Garriott has been the Chairman of the Board of RAKO since December 16, 2002, a Director of RAKO since January 3, 2003 and Chairman of the Board and Director of Centra since its inception in 2001. From March 1996 to July, 2001, Mr. Garriott served as President of Midwest Cable, a telecom, energy and municipal infrastructure company primarily engaged in the construction of utility infrastructure. Midwest Cable was formed by Mr. Garriott and his mother, Bonnie Capwell Brooks, in 1992.

GARY M. FUCHS, Vice Chairman, Chief Executive Officer and Director. Mr. Fuchs has been the Chief Executive Officer of RAKO since December 16, 2002, a Director of RAKO since January 3, 2003 and Vice Chairman, Chief Executive Officer and Director of Centra since January 2002, although Mr. Fuchs worked with Centra on a consulting basis from May 1, 2001 through January

2003. Since January 2000, Mr. Fuchs has served as president of WGS Ventures I and II, a management consulting firm. Since January 1998, Mr. Fuchs served as a principal of Tyrad, Inc., the parent company of Chadbourn Securities, Inc., a boutique investment banking firm. From January 1997 to June 1997 Mr. Fuchs served as president of FNK Capital Management, Inc. From January 1995 to January 1997, Mr. Fuchs served as senior vice president of Hobbs Melville Securities, Inc. From March 1992 to June 1997, Mr. Fuchs served as president of GMF Enterprises, Inc. Mr. Fuchs has attended various professional seminars and until joining Centra held SEC Series 7, 63, and 24 Licenses. Mr. Fuchs has extensive international and domestic banking experience and has worked in the finance field for over 20 years.

LISA A. TRAMMELL, Chief Operating Officer, Vice President, Secretary and Director. Ms. Trammell has been the Chief Operating Officer, Senior Vice President and Secretary since December 16, 2002, a Director of RAKO since January 3, 2003, Chief Operating Officer of Centra since July 2001 and a Senior Vice President, and a Director of Centra since its inception in 2001. Ms. Trammell also serves as Secretary to the Board of Directors of Centra. Ms. Trammell formed Trammell Directional Boring Inc. in September 1999. From September 1999 to July 2001, Ms. Trammell owned and operated Trammell Directional Boring, Inc. From 1998 to July 2001, Ms. Trammell worked at MidWest Cable. From 1991 to 1998 Ms. Trammell was employed by Wal-Mart, Inc. She last served as an International Buyer's Assistant and has extensive training in accounting, customer service techniques and operational workflows. Ms. Trammell is the sister of Larry Garriott and Lee Capwell and the daughter of Bonnie Capwell Brooks.

RANDALL CARNEY, Chief Financial Officer. Mr. Carney has been the Chief Financial Officer of RAKO since December 16, 2003 and of Centra since September 30, 2002. From January 2001 to September 2002, Mr. Carney served as vice president of business development for National Finance Resource Group, Inc., a company providing discount banking services to large companies nationwide. From December 1997 to December 2000, Mr. Carney was the manager of financial accounting for Trans Montaigne, Inc., a publicly traded oil services company. Mr. Carney's background also includes auditing with a nationally recognized accounting firm.

         The contact information for each of these individuals is c/o RAKO Capital Corporation, Two North College Ave., Fayetteville, AR 72701, telephone number (479) 684-2700. Each of these individuals devotes substantially all of his or her professional time to Registrant and its subsidiaries.

             MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION
             -------------------------------------------------------

         The following describes certain relationships and transactions involving Registrant and its Officers and Directors:

Family Relationships
--------------------

         Five of Registrant's stockholders, including Larry C. Garriott, are members of Larry C. Garriott's family or is a related family member's trust. Mr. Garriott is Centra's Chairman of the Board and is a significant stockholder of Registrant.

Issuances of Securities to Current Stockholders
-----------------------------------------------

         Set forth below is a summary of certain transactions involving Registrant and Registrant's stockholders that, except for the acquisitions by Centra of each of B&B Directional Boring Inc., Smithwell Directional Boring Inc. and Trammell Directional Boring Inc. which were consummated and not rescinded, were entered into under a mutual mistake of fact among the parties resulting in their being canceled or rescinded by the parties and treated as if they had not occurred.

         In July 2001, Centra entered into the following transactions with its stockholders:

o Centra issued 28,100,000 shares of its Common Stock to LAGO LLC. Mr. Garriott is the managing member of LAGO LLC and can determine how LAGO LLC votes its shares of Centra. Mr. Garriott and his mother, Bonnie Capwell Brooks, own LAGO LLC; and

o Centra accepted LAGO LLC's commitment that LAGO LLC would vote to approve any sale of Centra that Centra's Board of Directors approved. Centra issued an unsecured promissory note in the principal amount of $2,000,000 in favor of LAGO (the "LAGO Promissory Note") in exchange for LAGO LLC's commitment.

         Immediately prior to their acquisition by Centra on July 27, 2001, promissory notes totaling $534,000 were issued by three Arkansas corporations to their stockholders; these notes were subsequently canceled. On July 27, 2001, Centra acquired these companies on the following terms:

               o 1,155,880 shares of Centra Common Stock were issued to Bonnie Capwell Brooks and her sister, Betty Jo Tyler, in exchange for their stock interests in B&B Directional Boring Inc.;

               o 3,123,000 shares of Centra Common Stock were issued to O. Lee Capwell, who is Mr. Garriott's brother, and Mike Smith in exchange for their stock interests in Smithwell Directional Boring, Inc.; and

               o 1,133,120 shares of Centra Common Stock were issued to Lisa A. Trammell, Mr. Garriott's sister, in exchange for her stock interest in Trammell Directional Boring Inc.

         The LAGO Promissory Note, and each of the notes issued on July 27, 2001 to the stockholders of B&B Directional Boring Inc., Smithwell Directional Boring Inc. and Trammell Directional Boring Inc. were demand notes which bore interest at an annual rate of 8%, compounded annually. On February 20, 2002, the Company and LAGO LLC entered into an agreement to exchange the LAGO Promissory Note for 1,000,000 shares of Centra's Common Stock and Centra agreed, at LAGO LLC's option, to repurchase up to 1,000,000 shares of Common Stock for an aggregate price of $2,700,000 on July 30, 2002. In March 2002, the other noteholders entered into an agreement for the exchange of their notes for shares of Centra's Common Stock.

         On April 11, 2002, the Centra Stockholders entered into a Contribution Agreement with Centra pursuant to which such stockholders contributed an aggregate of 20,139,284 shares of Centra Common Stock, which shares were canceled. As a result of this contribution, the total number of outstanding shares of Centra Common Stock was reduced to 15,143,716 shares.

         In September 2002, Centra entered into agreements with LAGO LLC, on the one hand, and each of the other noteholders, on the other hand, pursuant to which the LAGO Promissory Note and each of the other promissory notes were surrendered to Centra for cancellation on the grounds they had been issued under a mutual mistake of fact and the agreements to exchange the LAGO Promissory Note and the other promissory notes for shares of the Centra Common Stock were also canceled. By virtue of the recission of the promissory notes and agreements, Centra's financial statements do not reflect any of the foregoing other than in the notes thereto. See "Litigation" for a discussion of Registrant's suit against John Gioiso, et al.

Consulting Agreement
--------------------

         In May 2002, Centra entered into a Consulting Agreement with DCD Consulting LLC ("DCD Consulting") pursuant to which DCD Consulting has agreed to assist Centra with advancing its business objectives by, among other things, identifying potential management, board or advisory candidates, seeking sources of business and potential acquisition or partnership targets, and analyzing and adjusting Centra's business and revenue models. In return, Centra agreed to pay DCD Consulting $550,000 over the course of the 22 months commencing May 2002. The principals of DCD Consulting are all stockholders of Registrant: Bonnie Brooks, Lisa Trammell, Lee and Mary Capwell Family Trust, Mike Smith and Betty Tyler. Ms. Trammell is also the Vice President, Chief Operating Officer and Secretary of each of Centra and RAKO.

Building Lease
--------------

         Registrant occupies a building at 7125 McGuire Road, Fayetteville, Arkansas that L&B Investments LLC leased to Midwest Cable in April 2001 for use as its shop building for equipment, tools, repairs and storage. Midwest Cable is a subsidiary of Centra. Larry C. Garriott and Bonnie Capwell Brooks own L&B Investments LLC. The lease expires in April 2006 and provides for monthly lease payments of $3,500. Registrant believes that the lease payment obligations are at or below current market rates for a structure of its type in Fayetteville, Arkansas.

Remuneration of Management
--------------------------

         The table below sets forth the annual and long-term compensation for services in all capacities to Registrant and its subsidiaries of those persons who were Centra's Chairman of the Board and the next four highest compensated executive officers (collectively, the "Named Executive Officers"), for the years ended December 31, 2002 and December 31, 2001. For purposes of this table, information is provided assuming that the RAKO/Centra Exchange had occurred on January 1, 2001 and that Centra was in the form of Centra after the July 2001 acquisitions of several new subsidiaries and restructuring of Centra, except that as to those persons who were not as of such dates related to Centra, their current annual compensation is set forth below.

Summary Compensation Table
--------------------------

                                                   ANNUAL COMPENSATION
                                                   -------------------
                                                                                LONG-TERM COMPENSATION
                                                                                     OPTIONS/SARS
NAME AND POSITION                 YEAR          SALARY             BONUS                  (#)            ALL OTHER COMPENSATION
-----------------                 ----          ------             -----                  ---            ----------------------
Larry C. Garriott,                2002        $250,000(1)        $227,000                 *                      **
Chairman of the Board             2001        $250,000(1)         $5,000

Gary M. Fuchs,                    2002        $261,000(2)         $50,000                 *                      **
Vice Chairman and Chief           2001        $261,000(2)           n/a
Executive Officer

Lisa A. Trammell,                 2002        $150,000(3)         $25,000                 *                      **
Vice President, COO and           2001        $150,000(3)         $5,000
Secretary

Randall Carney                    2002         $65,000            $1,500                  *                      **
Chief Financial Officer           2001           n/a                n/a

Larry Otterstein                  2002         $85,000(4)            *                    *                      **
President,                        2001           n/a                n/a
Centra Wireless

Edwin C. Ballou,                  2002       $50,480.85(5)          --                   --                      --
Former President,                 2001        $200,000(5)           --                   --                      --
Centra Wireless

Tom Newsom                        2002       $57,116.38(6)          --                   --                      --
Former Chief Financial            2001         $90,000              --                   --                      --
Officer(2)

O. Lee Capwell,                   2002        $117,000(7)         $7,000                  *                      **
Former Chief Administration       2001        $117,000(7)         $5,000
Officer(7)

--------------------------------------------------------------------------------

(1) Mr. Garriott actually received $245,192.60 in salary for the year ended 2002 and $112,345.09 in salary for the year ended 2001.

(2) Prior to January 2003, Mr. Fuchs received his annual compensation pursuant to both an employment agreement and a consulting agreement. In January 2003, his consulting agreement with Centra was terminated and his employment agreement was amended to increase his salary to reflect the consolidation of the compensation payable under the two agreements into his employment agreement. Mr. Fuchs is also entitled to receive $7,500 per month for living expenses during the term of his employment agreement, which amounts are not reflected in the above table.

(3) Ms. Trammell actually received $143,074.90 in salary for the year ended 2002 and $50,521.83 in salary for the year ended 2001.

(4) Mr. Otterstein is also entitled to an automobile allowance of $650 per month during the term of his employment agreement, which amounts are not reflected in the above table.

(5) Mr. Ballou's employment agreement was terminated for cause effective May 30, 2002, at which time all further obligations of Centra under his employment agreement and the asset purchase agreement (pursuant to which the assets of Centra Wireless were purchased) terminated and the employment agreement and asset purchase agreement were rescinded.


(6) Mr. Newsom's employment agreement was terminated effective September 9, 2002, at which time all further obligations of Centra under his employment agreement terminated.


(7) Mr. Capwell's employment agreement expired upon his death in January 2003. Mr Capwell actually received $112,615.38 in salary for the year ended 2002 and $51,629.55 in salary for the year ended 2001.

* Bonus Compensation/Stock Options to be awarded in the discretion of the Board.

** Each of the Named Executive Officers participates in Centra's employee benefit plans.

Employment Agreements
---------------------

         Set forth below is a summary of employment agreements in effect between Registrant and certain individuals that were assumed by Registrant in connection with the RAKO Exchange and remain in full force and effect as of the date of this Report.

         In January 2002, Larry C. Garriott entered into a three-year employment agreement with Centra as President (later changed to Chairman of the Board by appointment to that office by the Board of Directors). Mr. Garriott's compensation under the employment agreement is $250,000 for each year. He is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In May 2001 Gary Fuchs and Centra entered into a consulting agreement, under which Mr. Fuchs received compensation of approximately $10,500 per month. In January 2002, Mr. Fuchs entered into a three-year employment agreement with Centra as its Vice Chairman and Chief Executive Officer pursuant to which Mr. Fuchs was entitled to receive compensation of $135,000 for each year. He is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand. In January 2003, Mr. Fuchs's consulting agreement with Centra was terminated and his employment agreement was amended to increase his annual salary to $261,000 to reflect the amounts otherwise receivable under the terminated consulting agreement.

         In August 2002, Larry Otterstein entered into a three-year employment agreement with Centra as President of Centra Wireless. Mr. Otterstein's compensation under the employment agreement was $85,000 for each year. He is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In January 2002, Lisa A. Trammell entered into a three-year employment agreement with Centra as Vice President, Chief Operating Officer and Secretary. Ms. Trammell's compensation under the employment agreement is $150,000 for each year. She is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given at least 90 days beforehand.

         In September 2002, Randall Carney entered into a three-year employment agreement with Centra as its Chief Financial Officer. Mr. Carney's compensation under the employment agreement of $65,000 for each year. He is eligible to receive annual bonuses and stock options which may be granted in the discretion of the Board of Directors. The agreement renews automatically, on a year to year basis, at the end of the three-year term unless notice of termination is given by Centra at least 90 days prior to the end of the then applicable term.

         In April 2002, O. Lee Capwell entered into a three-year employment agreement with Centra as Chief Administration Officer. Mr. Capwell's compensation under the employment agreement was to have been $117,000 for each year, with annual bonuses and stock options granted in the discretion of the Board of Directors. Mr. Capwell died in January 2003. Accordingly, the employment agreement expired and Centra has no further obligations thereunder.

Option/SAR Grants and Equity Incentive Plans
--------------------------------------------

         Set forth below is a summary of Option/SAR grants by Registrant and the terms of Registrant's three equity incentive plans. These plans have been assumed or adopted by Registrant upon completion of the RAKO/Centra Share Exchange and remain in full force and effect as of the date of this Report.

Option/SAR Grants in Last Fiscal Year

         Registrant has not issued any stock options or stock appreciation rights to any Named Executive Officers (or any other persons). However, Registrant may grant stock options or stock appreciation rights to these or other Named Executive Officers or (other persons) in the discretion of Registrant's Board of Directors.

2002 Stock Option Plan

         On March 5, 2002, Centra's Board adopted, and its stockholders approved a 2002 Stock Option Plan (the "2002 Option Plan") which has been assumed by Registrant, pursuant to which Registrant may grant to, in order to attract and retain, eligible employees, directors and independent contractors of Registrant and its subsidiaries of qualified and non-qualified stock options. Registrant has reserved 500,000 shares of Common Stock for issuance upon exercise of the options which may be granted under the 2002 Option Plan. As of December 31, 2002, no options had been granted under the 2002 Option Plan.

         The 2002 Option Plan is administered by a committee to be comprised of at least two members of the Board. Mr. Gary M. Fuchs and Ms. Lisa Trammell are the members of such committee.

2002 Employee Stock Purchase Plan

         On March 5, 2002, Centra's Board adopted, and its stockholders approved, a 2002 Employee Stock Purchase Plan (the "2002 Purchase Plan") which has been assumed by Registrant, pursuant to which Registrant may grant purchase rights to acquire up to 500,000 shares of Common Stock reserved for issuance thereunder to eligible employees, directors and independent contractors of Registrant and its subsidiaries in order to attract and retain such individuals. As of December 31, 2002, no purchase rights had been granted under the 2002 Purchase Plan.

         The 2002 Purchase Plan is administered by a committee to be comprised of at least two members of the Board. Mr. Gary M. Fuchs and Ms. Lisa Trammell are the members of such committee.

Incentive Bonus Plan

         On March 5, 2002, the Centra Board adopted, and its stockholders approved, an Incentive Bonus Plan (the "Incentive Bonus Plan") with a stated purpose to provide incentive and reward to employees who contribute to the success of Centra, which Incentive Bonus Plan has been assumed by Registrant. Pursuant to the Incentive Bonus Plan, Registrant will maintain a bonus reserve to which shall be credited for each year 10% of Registrant's net earnings, after certain deductions, and subject to adjustment by the plan's administration committee. The Incentive Bonus Plan is administered by a Bonuses and Salary Committee currently comprised of Gary M. Fuchs, Larry Garriott and Lisa Trammell. Awards may be granted in cash, RAKO Common Stock or a combination thereof. Payments of awards in excess of $10,000 may be deferred and paid in installments over a period of up to four years. As of December 31, 2002, no shares of Registrant Common Stock had been reserved for issuance under the Incentive Bonus Plan.

                                   LITIGATION
                                   ----------

         From time to time Registrant is a party to various litigation matters incidental to the conduct of its business. There is no past, pending or, to the knowledge of Registrant, threatened litigation or administrative action (including litigation or action involving the Company's officers, directors or other key personnel) which in the opinion of Registrant's Management has had or which Registrant's Management expects to have a material adverse effect upon Registrant's business, financial condition or operations.

         On January 28,2003 Corenet Service, Inc. and Winn Caribe Communications, Inc. filed an action in the 98th Judicial District Court of Travis County, Texas against Centra Industries, Inc., Midwest Cable Communications of Arkansas, Inc., Centra Wireless Construction, Inc., Gary Fuchs, Larry Garriott and seven other individuals alleging breach of contract, conspiracy, tortious interference with business opportunities, misappropriation of confidential information, fraud and breach of fiduciary duty, and defamation and business disparagement, together with other claims relating to employment of former employees of Corenet and/or Winn Caribe and loss of contracts with Cox Communications. Service against Centra, Centra Wireless and Midwest Cable was not made until January 30, 2003. The plaintiffs seek $5 Million in lost profits and exemplary damages.

         It should be noted that the Arkansas Dept. of Licenses revoked Winn Caribe's contractor license in 2002 on the grounds a fraudulent financial statement had been filed in support of its license renewal. In addition, during 2001 Corenet had sought to sell Winn Caribe. Centra had investigated acquiring Corenet and/or Winn Caribe. After conducting due diligence investigation about Corenet and Winn Caribe, Centra declined to proceed upon learning of the financial condition of Corenet and Winn Caribe.

         Corenet had purchased Winn Caribe's predecessor from Kevin Winn, Joseph Marceno and others. Corenet defaulted in the payment of the balance of the purchase price when due. Kevin Winn sued Winn Caribe and Corenet in the US District Court for the Western District Court of Texas to obtain a determination that certain restrictive covenants were unenforceable in light of the breach of contract by Corenet and Winn Caribe's failure to pay the balance of the purchase price. US District Court Judge Sparks entered a judgment in December 2002 in favor of Kevin Winn on this point. Nonetheless Corenet and Winn Caribe have alleged in their complaint that Kevin Winn is in breach of these restrictive covenants.

         The litigation is in the early stages and Centra, Centra Wireless, Midwest Cable and Razorback have not answered or determined their litigation posture at this time. They intend to deny the allegations and defend against the claims, but it is too early in the case to provide any further information at this time.

         In January 2003, Centra, together with its subsidiary Midwest Cable and certain stockholders of Centra, filed a complaint in the United States District Court for the Southern District of New York against John Gioioso (a former consultant to Centra), William A. Newman and McGuireWoods LLP

(formerly counsel to Centra), Philip Strassler, David Bukzin and Marcum & Kliegman (former accountants and tax advisors to Centra), and Edwin Ballou (a former employee of Global Towers, Inc., a subsidiary of Centra). The complaint alleges that Mr. Gioioso, assisted by the attorneys and accountants, defrauded Centra and its stockholders in the process of formation of Centra. The complaint alleges that Mr. Gioioso attempted to obtain, indirectly, a substantial number of Centra shares for nominal consideration, and was unfairly and excessively compensated, given the nature of the fraud and the services he delivered. The complaint further alleges that, in structuring transactions at the direction of Mr. Gioioso, the attorney and accountant defendants committed malpractice, caused Centra to expend excessive fees, and caused Centra to engage in transactions that had rendered no benefit to Centra, and subjected the stockholders to additional tax liability. The complaint further alleges that Mr. Ballou defrauded Centra by purportedly selling non-existent assets of a non-existent company (Global Towers, Inc.) to Centra in exchange for Centra shares, and was unfairly and excessively compensated, given the nature of the fraud and the services he delivered. See "Management Relationships, Transactions and Renumeration-Issuance of Securities to Current Stockholders."

         In April 2002, Midwest Cable commenced a lawsuit in the U.S. District Court for the Southern District of Florida against Jet Construction, Inc. ("Jet"), REM Services, Inc. ("REM") and Sharewell LP ("Sharewell") to collect certain accounts totaling $371,295 due for work performed in the Miami, Florida area, and to resolve a disputed account owed by Midwest Cable to Sharewell. Sharewell was recently dismissed from the case on jurisdictional grounds. MidWest Cable offered a settlement to JET and REM. Under Florida law, if Midwest Cable obtains a judgment equal to 120% or more of the offered amount, JET and REM must reimburse all of Midwest Cable's legal fees and expenses incurred in such offer. The case is set for non-binding mediation in February 2003.

         In October 2002, Mr. Tom Newsom, the former Chief Financial Officer of Centra, filed a lawsuit against Centra for breach of his employment agreement. Mr. Newsom is seeking 27 months of salary totaling $168,750.00, 27 months of health insurance reimbursements totaling $12,739.41 and 100,000 shares of Common Stock of Centra. Centra believes that it had cause to fire Mr. Newsom pursuant to the employment agreement and that there will be no amount due Mr. Newsom.

         Midwest Cable is appealing an adverse judgment in trial court in Texas. One of Midwest Cable's subcontractors was being sued by its subcontractor for failure to pay even though Midwest Cable had paid in full its subcontractor. Due to a statute under Texas law, the court found Midwest Cable responsible and handed down a verdict directing Midwest Cable to pay approximately $51,000.

         In October, 2000, Trenchless Services, Inc. ("TSI") and Midwest Cable entered into a contract for Midwest Cable to act as a sub-contractor for a project of TSI in Denver, Colorado. TSI failed to pay Midwest Cable invoices totaling $52,723. Previous counsel to Centra did not make any progress in the collection of the matter, so it is in the process of being reopened.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
---------------------------------------------------------------------------
OPERATIONS
----------

Set forth below is Management's Discussion and Analysis of Financial Condition and Results of Operations for Registrant, based on the audited consolidated balance sheets and statements of operations of Centra for the fiscal years ended December 31, 2001 and December 31, 2000 and the unaudited balance sheets and statements of operations for the nine month periods ended September 30, 2002 and September 30, 2001. RAKO, was a "shell company" prior to the RAKO/Centra Exchange with no material operations, assets or liabilities.

General
-------

         Registrant, through its subsidiary Centra Industries, Inc., a Delaware corporation ("Centra") and holding company, provides infrastructure design, construction, engineering and maintenance services to the telecommunications (cable and wireless), energy and municipal infrastructure industries, through three operating subsidiaries.

         Registrant was formed in July 2001 by the combination of its predecessor businesses, Midwest Cable Communications of Arkansas, Inc., Smithwell Directional Boring, Inc., B&B Directional Boring, Inc. and Trammell Directional Boring, Inc., each an Arkansas corporation, through a series of tax-free mergers, into Midwest Cable Communications of Arkansas, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Centra. In 2002, Registrant began to provide wireless infrastructure services through Centra's wholly-owned subsidiary Centra Wireless Construction, Inc., a Delaware corporation, established in July 2001. Registrant's holding company structure and range of service offerings allow Registrant to offer a turnkey approach within the infrastructure industry, as well as individual specialized services through each of its operating subsidiaries.

         Registrant operates from three locations in Arkansas and has the ability to operate in the contiguous 48 states. Registrant's principal operations to date have been concentrated in the Oklahoma-Arkansas-North Texas Region of the United States. Centra Wireless is based in Fayetteville, Arkansas and has an office in Wyoming. Registrant currently anticipates expanding into Canada and Mexico and is exploring opportunities in South America and Asia.

         Registrant's primary focus is the installation, replacement and construction of underground cable for telecommunications and cable television companies using horizontal boring technology. On average, in 2001 Registrant installed approximately 36,000 feet of cable per week. With its existing equipment, Registrant has the capacity to install 50,000 feet of cable per week. Registrant's customers have experienced dramatic changes in their industries during recent years. The demand for Internet services and associated bandwidth, the nationwide build-out of optical cables to replace coaxial technology, deregulation of the telecommunications industry and digital convergence all have led Registrant's customers to outsource a broad range of services. Fiber optic cable dominates Registrant's wire installation and maintenance business, although Registrant also installs and maintains a considerable amount of coaxial cable, as well as copper cable. Registrant is also targeting municipalities and utilities nationwide (and in Canada and Mexico) to apply its technology and services to the installation of gas pipelines and water mains.

         Registrant's revenue increased significantly since July 2001 through both internal growth and acquisitions. Registrant intends to continue to focus on internal growth, although we also intend to grow through additional selected acquisitions of profitable enterprises in Registrant's fragmented industry. By careful growth through acquisition, Registrant intends to increase its customer base in its current markets and to broaden the markets in which they operate. Registrant believes that there are many competent contractors serving the telecommunications and cable television industries whose businesses would gain from the synergy and cost efficiencies that consolidation can bring. Registrant believes that it can continue its consolidation more effectively as a publicly-traded company.

         REVENUE. In accordance with industry practice, Registrant currently generates, and expects to continue to generate, a significant portion of its revenues under fixed price contracts. Under this approach, for construction/installation projects, Registrant estimates the costs of completing a particular project to bid for such fixed price contracts, allowing for variations if certain specified contingencies occur. It is possible that certain variables may occur that are not covered by the contingencies allowed in a contract, or that the allowance in a contract is not sufficient to offset increased costs for Registrant to complete a project due to the occurrence of one or more contingencies. For example, the costs of labor and materials may vary from the costs Registrant originally estimated, and Registrant bears the risk that its estimates will be less than the actual costs we incur. Alternatively, the occurrence of even a covered contingency, such as soil conditions or the need to re-route an installation due to environmental conditions (such as wetlands) may adversely impact Registrant's profits under a project because the allowance in the contract for the contingency may be insufficient, or the contingency may result in delays. Furthermore, because Registrant generally does not receive payment until successful completion of a phase of a project, payments may be delayed if there is a dispute with a customer, or if the customer fails to make a payment when due. These circumstances may cause actual revenue and gross profits for a project to differ from those Registrant originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on Registrant's operating results for any fiscal quarter or year.

         Approximately 70% of Registrant's revenues for the nine-month period ended September 30, 2002, were derived from a master service contract with its principal customer. Registrant's master service agreements do not require bonding nor do they typically provide for any holdback of payment beyond job completion; any such holdback would typically be for no more than 6 months after the completion date. Contracts with municipalities and/or utilities typically contain a bonding requirement.

         The majority of Registant's contracts, whether master service agreements or contracts for specific projects, provided for the provision of a certain unit of service for a specified price. Registrant recognizes revenue as the related work is performed. A portion of Registrant's work is performed under percentage-of-completion contracts. Under this method, revenue is recognized based on the percentage of total cost incurred to date in proportion to total estimated cost to complete the contract. Clients are billed on different cycles depending on the nature of the services being provided, either monthly, upon milestones or upon completion of project.

         COST OF REVENUE. Registrant's direct costs include operations payroll and benefits, subcontractor costs, equipment leases, insurance and materials not provided by its customers.

Registrant's customers generally supply materials such as cable, conduit and telephone equipment, although on some turnkey projects, we supply these materials.

         GENERAL AND ADMINISTRATION. General and administration costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate Registrant's future growth. Components of this category include management, supervisory and staff salaries and related employee benefits, rent, utilities, travel and business development efforts and back office administration such as financial services, insurance administration, professional costs and administrative overhead.

Results of Operations
---------------------

         The following tables state for the periods indicated Registrant's consolidated operations in percentage of revenue terms for 2000 and 2001 and the nine months ended September 30, 2002 and 2001.

         Results of Consolidated Operations in Percent-of-Revenue Terms
         --------------------------------------------------------------

                                                          Nine Months          Nine Months
                                                         Ended 9/30/02        Ended 9/30/01            2001                2000
                                                      ------------------------------------------------------------------------------
NET SALES (100%)                                      $14,116,957              $15,992,092         $   21,194,051      $  17,582,577
------------------------------------------------------------------------------------------------------------------------------------

COST OF REVENUE                                              84.4%                84.8%               78.6%                66.1%

         GROSS PROFIT                                        15.6%                15.2%               21.4%                33.9%

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                                      24.7%                10.8%               18.7%                8.6%

         INCOME FROM OPERATIONS                             -11.8%                2.1%                 2.7%                25.3%

OTHER INCOME (EXPENSE)
     Interest expense                                        2.7%                 2.3%                -2.4%                -2.6%
     Interest and dividend income                            0.0%                 0.0%                 0.1%                 0.1%
     Loss on the sale of property
         and equipment                                      -0.1%                -0.1%               -0.9%                -1.0%
     Loss on the sale of investments                         0.0%                 -1.2%               -0.9%                -0.2%
     Change in unrealized gain (loss)
         on investments                                      0.0%                 0.0%                 0.7%                -1.9%

         TOTAL OTHER (EXPENSE)                               -0.1%                -1.2%               -3.4%                -5.7%

         INCOME BEFORE TAXES                                -11.9%                0.9%                -0.7%                19.6%

INCOME TAXES                                                 1.1%                 1.1%                 0.3%                6.2%

         NET INCOME                                         -13.0%                -0.2%                1.0%                13.4%

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

         REVENUE. Registrant's revenue was approximately $14.1 million for the nine months ended September 30, 2002 compared to close to $16.0 million for the nine months ended September 30, 2001, representing a decrease of $1.9 million, or 11.7%, primarily as a result of delays from clients due to a stagnant economy. The projects targeted for the first and second quarter of 2002 were delayed until the third and fourth quarter of 2002.

         COST OF REVENUE. Registrant's cost of revenue was approximately $11.9 million, or 84.4% of revenue, for the nine months ended September 30, 2002, compared to $13.6 million, or 84.8% of revenue, for the nine months ended September 30, 2001.

         SELLING, GENERAL AND ADMINISTRATION. Selling, general and administrative expenses were approximately $3.5 million, or 24.6% of revenue, for the nine months ended September 30, 2002, compared to about $1.7 million, or 10.7% of revenue, for the nine months ended September 30, 2001. The principal increases in these expenses were legal and professional fees.

         INTEREST AND DIVIDEND INCOME. Interest and dividend income was $75 during the nine months ended September 30, 2002 compared to $6,147 during the corresponding nine month period in 2001.

         OTHER INCOME (EXPENSE). Other income (expense) during the nine months ended September 30, 2002 was principally comprised of an interest expense of $381,367, compared to interest expense of $363, 403 for the nine months ended September 30, 2001. During the nine months ended September 30, 2001, Registrant experienced a loss on investments of approximately $194,399.

         PROVISION FOR INCOME TAXES. There were negligible tax consequences for the nine months ended September 2002 and September 2001. There was a small tax consequence for the year ended December 31, 2001, compared to an estimated 31% effective tax rate during the year ended December 31, 2000. The 2000 tax rate was based, however, on certain of Registrant's predecessor entities each having elected to be taxed as S corporations. In lieu of corporate taxes, the stockholders of those companies were taxed on their proportionate share of the corporation's taxable income. Accordingly, no provisions or liability for federal or state income taxes was made for these corporations on their financial statements.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         REVENUE. Registrant's revenue was nearly $21.2 million for the year ended December 31, 2001, compared to close to $17.6 million in 2000, representing an increase of over $3.6 million, or 20.5%, primarily from internal growth.

         COST OF REVENUE. Registrant's cost of revenue was just under $16.7 million, or 78.6% of revenue, for the year ended December 31, 2001, compared to $11.6 million, or 66.1% of revenue, for the year ended December 31, 2000. The principal reason for this disproportionate increase was an aggregate $3.8 million increase in wages and payroll taxes and payments to subcontractors for performing Registrant's services. These expenses for wages and payroll taxes and payments to subcontractors increased to approximately $14 million, or 66.1% of revenue, for the year ended December 31, 2001 from about $11 million, or 62.6% of revenue, during the year ended December 31, 2000. Depreciation and amortization were $929,875, or 4.4% of revenue, for the year ended December 31, 2001, compared to $657,183, or 3.7% of revenue, for the year ended December 31, 2000. The increase in depreciation and amortization as a percentage of revenue in 2001 was due to purchases of new machinery and equipment and vehicles, as well as certain office equipment, in 2001, which was necessitated by Registrant's expansion.

         SELLING, GENERAL AND ADMINISTRATION. Selling, general and administrative expenses were just over $3.9 million, or 18.7% of revenue, for the year ended December 31, 2001, compared to about $1.5 million, or 8.6% of revenue, for the year ended December 31, 2000. The principal increases in these expenses were local permits and taxes, which increased approximately $69,300 between the years, as well as legal and professional fees (which increased approximately $914,500 between the two years) and office expenses (which increased approximately $109,200 between the two years).

         INTEREST AND DIVIDEND INCOME. Interest and dividend income was $10,830 during the year ended December 31, 2001, compared to less than half that amount ($3,964) during the year ended December 31, 2000.

         OTHER INCOME (EXPENSE). Other income (expense) in the year ended December 31, 2001 was principally comprised of an interest expense of $502,061. During the year ended December 31, 2000, we experienced a loss of approximately $168,269 on sales of Registrant's fixed assets and experienced a combined realized and unrealized loss on investments of approximately $369,583.

         PROVISION FOR INCOME TAXES. There was a small tax consequence for the year ended December 31, 2001, compared to an estimated 31% effective tax rate during the year ended December 31, 2000. The 2000 tax rate was based, however, on certain of the predecessor entities each having elected to be taxed as S corporations. In lieu of corporate taxes, the stockholders of those companies were taxed on their proportionate share of the corporation's taxable income. Accordingly, no provisions or liability for federal or state income taxes was made for these corporations on their financial statements.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

         Registrant's primary liquidity needs are for working capital, capital expenditures, investments and debt service. Registrant's primary sources of liquidity are cash flows from operations and borrowings under revolving notes or lines of credit. Registrant believes it can satisfy its cash requirements over the next twelve months out of cash flow from operations.

         For the nine months ended September 30, 2002, net cash flow provided by operating activities was approximately $1.1 million, compared to approximately $1.5 million for the same period ended September 30, 2001. Such positive net cash flow provided by operating activities in the context of reported net losses for the same periods, was principally attributable to an increase in Registrant's trade payables and depreciation and amortization expenses.

         Net cash provided by operating activities was near $1.2 million for the year ended December 31, 2001, compared to net cash provided by operations of near $4.1 million for the same period in 2000. The decrease in net cash provided by operating activities in 2001 was primarily due to a $2.6 million decrease in net income.

         At September 30, 2002, Registrant's total assets were approximately $12.0 million, compared to $12.7 million at December 31, 2001, representing a decrease of 5.1%. Registrant's liabilities increased during this period by close to $1.2 million to $11.8 million, and as a result Registrant's stockholders equity decreased by about $1.8 million to $218,000. Registrant's current liabilities increased by just over $1.4 million to $7.5 million and Registrant's long-term liabilities decreased marginally by approximately $211,000. The major categories of increase were accounts payable, bank lines of credit and current maturities of long-term debt.

         The issuance of certain promissory notes by Registrant to certain of its stockholders in July 2001 having an aggregate principal amount of approximately $2.5 million and subsequent agreements to exchange such notes for the issuance of an aggregate of 1,267,000 shares of Centra Common Stock were rescinded in September 2002 on the basis of a mutual mistake of fact in respect of the circumstances in which they were issued. In a related recapitalization of Centra, eight of Centra's stockholders entered into a Contribution Agreement in April 2002 pursuant to which they contributed to Centra for cancellation an aggregate of 20,139,284 shares of Common Stock resulting in a reduction of the outstanding capital stock of Centra from 35,283,000 common shares to 15,143,716 common shares. An additional 1,000,000 shares of Centra Common Stock were set aside for the employee stock option plan and employee stock purchase plan. As a percentage, ownership of Centra Common Stock by the contributing stockholders remained the same. These transactions are not reflected in the financial statements of the Company other than being referenced in the notes thereto. See Centra's financial statements attached hereto as an exhibit.

         A promissory note to Ozarks LLC for $0.4 million was paid in full in January 2002

         As of September 30, 2002, Registrant had lines of credit which provide for borrowings up to an aggregate of $850,000, under which approximately $610,000 was borrowed. The line of credit facilities contain customary events of default and covenants which prohibit, among other things:

         o  making investments in excess of a specified amount;

         o  incurring additional indebtedness in excess of a specified amount;

         o  paying dividends in excess of a specified amount;

         o  making capital expenditures in excess of a specified amount;

         o  creating liens, prepaying other indebtedness; and

         o engaging in certain mergers or combinations, in each case, without the prior written consent of the lenders. The line of credit facilities also require Registrant to maintain certain financial ratio coverages at the end of each fiscal quarter such as debt to earnings and earnings to interest expense.

         Registrant's long-term debt (less current maturities and not including capital lease obligations) as of September 30, 2002 was $3.3 million compared to $2.6 million as of December 31, 2001. In general, Registrant's long-term debt consists of notes due to banks and equipment financiers that are secured by equipment purchased with the proceeds of those notes. Of Registrant's total long-term debt as of September 30, 2002, $2.2 million matured in 2002, $1.2 million comes due in 2003, and $2.2 million comes due in 2004. In addition, Registrant is obligated to pay $495,000 in capitalized lease obligations in 2002, to pay $241,000 of capitalized lease obligations in 2003 and to pay approximately $24,000 of capitalized lease obligations in 2004. Additionally, the real property owned by the Company at Two North College Avenue in Fayetteville, Arkansas is subject to a mortgage with the Bank of Fayetteville having an adjustable interest rate of 1% over prime. As of September 30, 2002, the balance on this mortgage was approximately $1.55 million. Registrant believes that the market value of the property as of September 30, 2002 was approximately $2.4 million.

Seasonality
-----------

         Registrant's operations have historically been seasonally slower in the first quarter of the year. During the last two years, Registrant has generally experienced sequential increases in revenue following the first quarter of every year. This seasonality is primarily the result of client budgetary constraints and preferences and the effect of winter weather on external network activities. Some of Registrant's clients, particularly the incumbent local exchange carriers, tend to complete budgeted capital expenditures before the end of the year and defer additional expenditures until the following budget year.

Impact of Inflation
-------------------

         The primary inflationary factor affecting Registrant's operations is increased labor costs. Registrant has not experienced significant increases in labor costs to date. Competition for qualified personnel could increase Registrant's labor costs.

Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

         Market risk is the risk of loss resulting from adverse changes in market rates and prices. The principal market risk to which Registrant is exposed is interest rate risk. Although most of Registrant's credit arrangements in place as of September 30, 2002 provide for fixed interest rates, in view of the capital intensive nature of Registrant's business, Registrant expects to continue to enter into capital lease transactions and credit arrangements in the future at then prevailing interest rates. If interest rates increase significantly in the future, Registrant's exposure to interest rate market risk will also increase.

         Registrant invests its excess cash in short-term, interest-bearing, investment grade instruments and in bank accounts located in the United States. These instruments have maturities of less than one year. Due to the short-term nature of these investments, Registrant believes that there is no material exposure to interest rate risk arising from its investments.

                                  RISK FACTORS
                                  ------------

              Set forth below are a number of risks associated with Registrant's business and with any investment in RAKO Common Stock. In addition to the following risks, an investor should be mindful that businesses are often subject to risks not foreseen by management. Accordingly, in reviewing this Form 8-K, the reader should keep in mind other risks that could be important.

         RISKS RELATING TO RAKO COMMON STOCK'S STOCK VALUE AND LIQUIDITY
         ---------------------------------------------------------------

INVESTING IN RAKO COMMON STOCK IS A LONG-TERM AND ILLIQUID INVESTMENT.

         An investment in Registrant is a long-term commitment. Shares of RAKO Common Stock are highly illiquid. Although most of the outstanding shares are restricted at this time, some of the outstanding shares of RAKO Common Stock may be traded sporadically in the over-the-counter market on the Bulletin Board and in the "pink sheets." However, despite such sporadic trading, no assurance can be made that a robust or liquid trading market will ever develop, or, if developed, that it will be maintained. Registrant is hopeful that RAKO Common Stock eventually will be listed on the American Stock Exchange. However, Registrant cannot be certain that a market will develop, or, if one does develop, that shares of RAKO Common Stock will increase in value or retain their value. In addition, any stockholder marketmaking activity will be subject to the limitations imposed by the SEC, the NASD and other securities regulators, which may restrict the liquidity of the Shares. If an active market does not develop or is not maintained, the market price and liquidity of RAKO Common Stock are likely to be adversely affected. Hence, Registrant cannot assure you as to the liquidity of the market for the RAKO Common Stock or the prices at which you may be able to sell the Shares.

         A number of factors, both within and beyond Registrant's control, could affect the price of RAKO Common Stock, such as Registrant's financial results, the effectiveness of management, the successful expansion of marketing efforts within Registrant's industry, competition and initiatives implemented by Registrant's competitors, development and implementation of improved technology relating to the telecommunications infrastructure business, the success of Registrant's industry and that of the telecommunications industry in general, economic conditions in the geographic markets in which Registrant operates as well as the economy overall, changes in Registrant's financial estimates and recommendations by securities analysts and other market participants who follow Registrant's Common Stock. Also, sales of large numbers of Shares could negatively impact the market price of Shares. In additional, price and volume fluctuations in the stock markets overall could impact the price of Registrant's Common Stock, unrelated to its performance or that of its industry or the telecommunications industry.

              There can be no assurance that Registrant will ever become profitable, or that any profits will be distributed to owners of shares of RAKO's capital stock. Moreover, there can be no assurance that the owners of shares of RAKO's capital stock will receive any particular rate of return on their investment, or that the amount of their investment will not be entirely lost.

CERTAIN FACTORS COULD MAKE AN ACQUISITION OF RAKO MORE DIFFICULT.

         The following provisions of Registrant's articles of incorporation and by-laws, as currently in effect, as well as Nevada law, could discourage potential proposals to acquire RAKO, delay or prevent a change in control of RAKO or limit the price that investors may be willing to pay in the future:

o approximately 80.5% of the issued and outstanding RAKO Common Stock was owned by eight stockholders upon completion of the Exchanges (60.5% giving effect to the TWS Purchase and Stanford Purchase), which effectively gives these stockholder the ability to approve or disapprove an acquisition proposal (or any other proposal for which stockholder approval is required); and

o Registrant is subject to provisions of Nevada law which prohibit Registrant from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date such stockholder became classified as an interested stockholder.

                  RISKS RELATING TO RAKO'S STAGE OF DEVELOPMENT
                  ---------------------------------------------

REGISTRANT IS IMPLEMENTING A NEW STRATEGY TO EXPAND ITS MARKETS.

         Registrant was founded in 1992 as Midwest Cable and operated a cable television wire construction business in Arkansas and the surrounding region. In 2001, Registrant began to focus on growth through strategic acquisitions in order to expand its business, both in respects of the geographic area of the markets we serve and the scope of the services Registrant provides. In furtherance of Registrant's expansion strategy, in July 2001, Registrant consolidated with three related companies and organized Registrant's business as a holding company with different operating subsidiaries.

         Registrant's current operations consist primarily of the following:

o providing external telecommunications network construction and maintenance services to telecommunications companies and cable television providers;

o constructing wireless built-to-suit systems and antennae, tower and line facilities for the wireless telecommunications industry and wireless application providers ("WAPS"), such as mobile phones, pagers, personal data digital assistants, wireless email and other devices using wireless applications;

o telecommunications infrastructure design for large fixed and mobile systems;

o    environmental telecommunications infrastructure engineering; and

o underground infrastructure construction, rehabilitation and maintenance for energy and utility providers.

         As part of Registrant's growth strategy, Registrant intends to expand its business in these areas and into complementary telecommunications infrastructure construction services, and also to expand into additional adjacent and other geographic areas. Specifically, Registrant is currently considering expanding in the fields of incumbent and competitive local exchange carriers ("ILEC" and "CLEC") and fiber optic networks, and expanding Registrant's geographic reach.

         The expansion of Registrant's business is inherently risky in that its ability to target appropriate new markets and successfully penetrate these new markets is uncertain and will entail significant coordination, adaptation and expense. Moreover, Registrants's acquisition strategy also presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities and evaluating the costs and uncertain returns of expanding its operations. Registrant cannot assure you that it will be able to continue to identify and acquire appropriate businesses on favorable terms or at all, that it will be able to obtain financing for acquisitions on favorable terms if at all, or that the companies it acquires will perform as it expects. Registrant's growth strategy also assumes there will be a significant increase in demand for telecommunications and other infrastructure services, which may not materialize.

         If Registrant's expansion efforts do not result in significant increases of sales at a profitable level to account for its increased costs and risk exposure, its business, results of operation, and financial condition may be materially adversely affected.

REGISTRANT DOES NOT HAVE AN EXTENSIVE OPERATING HISTORY.

         Because Registrant's business plan has evolved to the current expansion strategy, Registrant's business is in many respects similar to a brand new venture. Therefore, Registrant does not have a significant operating history upon which one can evaluate Registrant and its prospects, and you should not rely upon Registrant's past performance to predict its future performance. Registrant also faces new challenges and risks, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a new range of sources, the need to develop new strategic relationships, financing needs to fund its expansion and other issues. In addition, Registrant cannot be certain that its recently-assembled management group will be able to successfully manage the businesses it acquires as a combined entity and effectively implement its operating or growth strategies.

         Overall, Registrant's ability to generate profits, if any, will depend on its ability to attract customers to its technology infrastructure construction and support services, manage its resources and control costs. Registrant may be unable to do so effectively and in a sufficiently narrow window of time for its business to succeed. Registrant cannot guarantee that it will be able to transition successfully to its new business model.

REGISTRANT MAY BE UNSUCCESSFUL AT GENERATING INTERNAL GROWTH.

         Registrant's ability to expand the range of services it offers to its customers and the geographic scope of its markets, to attract new customers, to increase the number of projects delivered to existing customers, to hire and retain employees, to open additional facilities, to secure executive and managerial talent and to reduce its operating and overhead expenses will each directly impact Registrant's rate of internal growth. In addition, Registrant's customers may reduce the number or size of projects available to it due to their inability to obtain capital. Many of the factors affecting Registrant's ability to grow internally may be beyond its control. Registrant's growth strategies may or may not be successful, and Registrant may or may not be able to generate cash flow sufficient to fund its operations and to support internal growth.

REGISTRANT MAY NOT BE ABLE TO ATTRACT QUALIFIED ACQUISITION CANDIDATES, AND ACQUISITIONS WILL ENTAIL COSTS.

         Registrant's acquisition-based expansion strategy relies on its ability to identify attractive acquisition candidates, and to finance its acquisitions on reasonable terms. Future acquisitions are also likely to be financed at least in part by issuing additional shares of Registrant's capital stock to the equity owners of the acquired company (which could dilute Registrant's existing stockholders). Registrant may also need to increase its indebtedness to finance the acquisitions. The terms of this indebtedness could require Registrant to agree to restrictive covenants, which might limit its operational and financial flexibility. Acquisition costs could also deplete Registrant's cash, which would reduce the funds Registrant has available for other corporate purposes. Registrant could also experience increased amortization expense from goodwill and other intangibles related to acquisitions, which would decrease Registrant's operating income. Under certain circumstances, Registrant may need to obtain the approval of its lenders to finance acquisitions. Further, Registrant will probably assume contingent liabilities from companies that it acquires, which may adversely affect Registrant. It is also likely that Registrant will face competition for suitable acquisition candidates from competitors and other third parties, which may increase its costs and limit the number of suitable acquisition candidates.

INTEGRATION OF NEW BUSINESSES WILL BE CHALLENGING.

         Registrant's expansion-by-acquisition strategy imposes substantial integration risks on it. Registrant's recently-acquired companies have been operating as separate entities and Registrant expects that these companies and others it acquires will continue to operate separately, with a large degree of operating autonomy. It will be important for Registrant to institute certain common systems and procedures among its operating subsidiaries, such as integrated computer, accounting and financial reporting systems, and it will also be important to coordinate and consolidate certain operational, administrative, banking and insurance relationships and procedures. It may be difficult to implement proper control systems and procedures, and Registrant cannot be certain it will do so successfully. It may also be difficult for Registrant to maintain uniform standards, which could result in performance problems and customer dissatisfaction, impairing its revenues and its reputation. Additionally, expansion of Registrant's operations and the integration of future acquisitions will place a significant strain on its financial, marketing and other resources and on its systems. Registrant's management will also need to devote time to acquisition negotiations and integration of acquired businesses, which will distract management from attending to operational issues. Singly or collectively, these risks could materially and adversely affect Registrant's business, financial condition and results of operations.

REGISTRANT NEEDS FINANCING FOR ITS PROPOSED EXPANSION AND OPERATIONS; ITS OPERATIONS ARE VERY CAPITAL INTENSIVE.

         Registrant expects that most of its acquisition targets will be profitable enterprises that can be acquired without the need for the Company to make a significant cash outlay, and hence that these companies, when integrated into Registrant, will not require a substantial infusion of cash to continue operating at a profit. However, no assurance can be made that all of Registrant's acquisition targets will be profitable or will not require substantial infusions of cash, either of which could have a material adverse effect on Registrant's financial condition. Furthermore, Registrant has a substantial amount of indebtedness. Registrant's indebtedness as of September 30, 2002 was approximately $5,755,193, comprised of approximately $760,000 borrowed under various lines of credit, a mortgage of approximately $1,550,000 on real property that is 100% owned by Registrant, $350,000 of capital lease obligations, and approximately $3,045,000 of equipment notes. Registrant anticipates that costs to service its other indebtedness will be met with proceeds from its earnings. If Registrant receives insufficient proceeds from financings and insufficient earnings to satisfy its indebtedness, then this may have a material adverse effect on Registrant's financial condition.

         After giving effect to Registrant's restructuring in July 2001, Registrant's capital expenditures (both cash and non-cash) for the nine months ended September 30, 2002 and 2001 were approximately $454,381 and $4,529,345, respectively. Nevertheless, Registrant will require additional capital to make strategic acquisitions and integrate newly acquired companies, to expand and maintain its equipment and workforce, and for general working capital purposes. Registrant may require additional and unanticipated funds if Registrant makes acquisitions beyond its current expectations, if there are significant departures from its current business plan, if Registrant has unforeseen delays (which may occur due to reasons both within and beyond Registrant's control, such as labor problems, mechanical failure, inclement weather, delays in obtaining construction permits, work interruption and customer-ordered delays), increased costs due to higher tax, labor, materials, fuel and other expenses and cost overruns, unanticipated expenses due to regulatory changes, or if Registrant encounters engineering design changes or other technological risks. Registrant may also require additional capital to make strategic investments in new wireless or wireline opportunities, including capital for license acquisition costs, if Registrant chooses to pursue any such investment opportunities.

         Registrant may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and Registrant may not be able to access these markets to raise additional capital on favorable terms, or at all. Furthermore, Registrant may have difficulty obtaining traditional bank credit financing on favorable terms, or at all. If Registrant fails to obtain required new financing, that failure will have a material adverse effect on Registrant's business and financial condition. For example, if Registrant is unable to access capital markets, Registrant may have to restrict its activities, divest its interests in one or more of its subsidiaries or other ventures, or sell some of its equipment, possibly at a distressed sale price. In such event, Registrant may also be unable to take advantage of future opportunities to enhance its services or expand its business, respond to competition or adapt to unanticipated conditions requiring additional capital investment.

REGISTRANT'S BUSINESS GROWTH COULD OUTPACE THE CAPABILITY OF ITS CORPORATE MANAGEMENT; COSTS WILL BE INCURRED TO ATTRACT AND RETAIN MANAGEMENT PERSONNEL.

         Registrant's systems, procedures and controls may not be adequate to support its operations as they expand. Future growth may also impose additional responsibilities on members of Registrant's senior management, including the need to recruit and integrate new senior level managers and executives. Registrant may not be able to recruit and retain these additional managers and executives, and even if Registrant is successful, this recruitment effort will be costly in terms of both money and time and effort devoted by Registrant's existing management team. Furthermore, compensation of Registrant's management personnel (and certain other key employees) may include the issuance of options to purchase capital stock or other equity, and this could have a dilutive effect on the holders of RAKO Common Stock. Registrant's financial condition and results of operations could be materially and adversely affected if and to the extent it does not manage its growth effectively or attract and retain additional qualified management.

                     RISKS RELATED TO REGISTRANT'S BUSINESS
                     --------------------------------------

REGISTRANT'S INDEBTEDNESS WILL AFFECT ITS BUSINESS.

         Registrant's indebtedness fundamentally impacts its business. Registrant's indebtedness as of September 30, 2002 consisted of approximately $5,755,193, comprised of approximately $760,000 borrowed under various lines of credit, a mortgage of approximately $1,550,000 on real property that is 100% owned by Registrant, $350,000 of capital lease obligations, and approximately $3,045,000 of equipment notes. Registrant's indebtedness may limit its ability to obtain additional financing on satisfactory terms, if at all. Registrant will have to use the proceeds from its operations to pay interest and principal on its debt. This will reduce the amount of cash available to fund its planned expansion, invest in new equipment and technology, attract and retain qualified personnel and fund other working capital needs.

         Registrant's level of indebtedness may make it more vulnerable to economic or industry downturns, and will place Registrant at a competitive disadvantage as compared to those competitors who are not as highly-leveraged as Registrant is. If cash flow from operations is insufficient to service Registrant's debt, it may need to sell assets, restructure or refinance its debt, or seek additional equity capital, which it may be unable to do on satisfactory terms, or at all. If Registrant is unable to comply with the financial and other covenants that may be applicable to its debt, this could result in an event of default under the terms of its indebtedness, which, if not cured or waived, would have a material adverse effect on Registrant, as it would likely limit the financing available to Registrant and increase the costs of financing, and limit Registrant's ability to engage in beneficial transactions.

LOSS OF REGISTRANT'S MAJOR CUSTOMER COULD MATERIALLY ADVERSELY AFFECT ITS BUSINESS.

         One of Registrant's customers accounted for approximately 90% of its revenues in the year ended December 31, 2001 and 79% of its revenues for the nine months ended September 30, 2002. The loss of this customer or any material reduction in the number or size of the contracts entered into between Registrant and this client would have a material adverse effect on Registrant's revenues. No assurances can be made that no such material reduction will occur or that if any such reduction were to occur, that Registrant would be able to replace the lost revenues attributable to such reduction through the securing of new contracts with other third parties.

THE DEPARTURE OF KEY PERSONNEL COULD DISRUPT REGISTRANT'S BUSINESS.

         Registrant depends on the continued efforts of its executive officers and certain other skilled and experienced employees. Although Registrant entered into employment agreements with each of its executive officers and certain other key employees, Registrant cannot be certain that any individual will continue in his or her capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could adversely affect Registrant's business, financial condition and results of operations. Registrant does not carry any key-person life insurance on any of its employees.

         In January 2003, O. Lee Capwell, former Chief Administration Officer and Director of Centra, passed away unexpectedly. Mr. Capwell had been the Chief Administration Officer and a Director of Centra since its inception in 2001. From March 1997 to July 2001, Mr. Capwell was the Human Resources Manager for Midwest Cable. From March 1999 to July 2001, Mr. Capwell was a 50% owner and President of Smithwell Directional Boring, Inc., which was merged into Midwest Cable on July 27, 2001. Mr. Capwell was the son of Bonnie Lee Capwell and the brother of Larry Garriott and Lisa Trammell. The effects of Mr. Capwell's untimely death on Registrant's business have not yet been fully realized and, while Registrant has reallocated Mr. Capwell's duties among the other officers and directors and believe that his absence will not adversely affect the business and operations of Registrant, no such assurances can be made.

REGISTRANT'S BUSINESS IS LABOR INTENSIVE AND REGISTRANT MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

         Registrant's ability to employ, train and retain skilled personnel necessary to meet its requirements may limit its ability to increase its productivity and profitability. From time to time Registrant experiences shortages of qualified personnel in the geographic regions in which it operates. Registrant cannot be certain that it will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support its growth strategy, and Registrant cannot be certain that its labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

Labor shortages or increased labor costs could have a material adverse effect on Registrant's ability to implement its growth strategy and its operations.

REGISTRANT'S DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT ITS BUSINESS.

         In accordance with industry practice, Registrant currently generates, and expects to continue to generate, a significant portion of its revenues under fixed price contracts. Under this approach, for construction/installation projects, Registrant estimates the costs of completing a particular project to bid for such fixed price contracts, allowing for variations if certain specified contingencies occur. It is possible that certain variables may occur that are not covered by the contingencies allowed in a contract, or that the allowance in a contract is not sufficient to offset increased costs for Registrant to complete a project due to the occurrence of one or more contingencies. For example, the costs of labor and materials may vary from the costs Registrant originally estimated, and Registrant bears the risk that Registrant estimates will be less than the actual costs it incurs. Alternatively, the occurrence of even a covered contingency, such as soil conditions or the need to re-route an installation due to environmental conditions (such as wetlands) may adversely impact Registrant's profits under a project because the allowance in the contract for the contingency may be insufficient, or the contingency may result in delays. Furthermore, because Registrant generally does not receive payment until successful completion of a phase of a project, payments may be delayed if there is a dispute with a customer, or if the customer fails to make a payment when due. These circumstances may cause actual revenue and gross profits for a project to differ from those Registrant originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on Registrant's operating results for any fiscal quarter or year.

MANY OF REGISTRANT'S CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND REGISTRANT MAY BE UNSUCCESSFUL IN REPLACING REGISTRANT'S CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

         Many of Registrant's customers can cancel Registrant's contracts with them on short notice, typically 30-90 days, even if Registrant is not in default under the contract. Certain of Registrant's customers assign work to Registrant on a project-by-project basis under master service agreements. Under these agreements, Registrant's customers often have no obligation to assign work to Registrant. Registrant's operations could be materially and adversely affected if the anticipated volume of work is not assigned to it. A number of Registrant's contracts are opened to public bid at the expiration of their terms. Registrant cannot assure you that Registrant will be the successful bidder on its existing contracts that come up for bid. If Registrant's customers cancel a significant number of contracts, if Registrant completes the required work under a significant number of non-recurring projects and cannot replace them with similar projects, or if Registrant fails to win a significant number of Registrant's existing contracts upon re-bid, Registrant could experience a material adverse effect on its revenue, net income and financial results.

REGISTRANT'S OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER-TO-QUARTER.

         Any of the following factors will affect Registrant's quarterly results:

o    the timing and volume of work under new contracts;

o    weather;

o regional or general economic conditions, including those resulting from the current hostilities in the Middle East and the threat of terrorist activities in the United States;

o the spending patterns of Registrant's customers and Registrant's customers' subscribers;

o variations in the margins of projects executed during any particular quarter;

o    terminations of existing contracts;

o costs Registrant incurs to support growth internally or through acquisitions or otherwise;

o casualty and similar losses experienced in Registrant's operations not otherwise covered by insurance;

o    a change in the mix of Registrant's customers, contracts and business; and

o the timing of acquisitions and the timing and magnitude of acquisition integration costs.

         In addition, Registrant's customers' budgeting, which typically coincides with the calendar year, is often characterized by declining expenditures towards year-end, resulting in fewer work orders at year-end and reducing Registrant's fourth quarter revenues. Moreover, during the winter months demand for Registrant's services, or Registrant's ability to perform Registrant's services, may be lower due to weather conditions. Payment schedules under Registrant's contracts generally entail significant costs incurred by Registrant at the commencement of a project, with revenue trailing during the progress of the project and final payment upon completion.

                           INDUSTRY AND ECONOMIC RISKS
                           ---------------------------

REGISTRANT'S INDUSTRY IS HIGHLY COMPETITIVE.

         Registrant's industry is served by numerous small, owner-operated private companies, a few public companies and several large regional companies. In addition, relatively few barriers prevent entry into Registrant's industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of Registrant's competitors. Competition in the industry depends on a number of factors, including price. Certain of Registrant's competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than Registrant is able to provide. In addition, many of Registrant's competitors are larger and have greater resources than Registrant does. Registrant's competitors within its geographic markets may be able to develop the expertise, experience and resources to provide services that are superior in both price and quality to its services. Similarly, Registrant may not be able to maintain or enhance its competitive position within its industry. Registrant may also face competition from the in-house service organizations of its existing or prospective customers. Telecommunications and cable television service providers usually employ personnel who perform some of the same types of services Registrant's does. Registrant cannot be certain that Registrant's existing or prospective customers will continue to outsource services in the future.

THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES ARE SUBJECT TO TECHNOLOGICAL AND STRUCTURAL CHANGES THAT COULD DECREASE DEMAND FOR REGISTRANT'S SERVICES.

         As a result of technological advances and deregulation, the telecommunications and cable television industries are undergoing significant changes. In certain cases, these changes could decrease demand for Registrant's services or otherwise adversely affect its business. For example, wireless technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications and cable television companies to improve their networks without physical upgrades. Currently, Registrant's cable installation and maintenance business is predominately optical cable, as well as some coaxial cable. Registrant's Centra Wireless subsidiary constructs towers for wireless communication. Also, reduced infrastructure investment by Registrant's customers due to such factors as decreased demand, maturation of their markets and Registrant's customers' lack of funding could reduce its customers' need for its services. Further, as a result of consolidation in the telecommunications and cable television industries, Registrant may lose customers. The effect of these changes could be materially adverse to Registrant's business and financial performance.

TECHNOLOGY MAY CHANGE, REQUIRING REGISTRANT TO INVEST IN SUBSTANTIAL AMOUNTS OF NEW EQUIPMENT AND CAUSING REGISTRANT'S EXISTING EQUIPMENT TO BECOME OBSOLETE.

         Registrant cannot predict the effect of technological changes on its business. New techniques are constantly being developed, and Registrant may be required to adopt new techniques in order to remain competitive. Registrant believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, services that meet customer demands. Registrant cannot assure you that Registrant will obtain access to new technology on a timely basis or on satisfactory terms. Registrant's failure to obtain access to this new technology could have a material adverse effect on Registrant's business, prospects, the value of its existing equipment, operating results and ability to service its debt.

         The telecommunications industry is particularly marked by rapid changes in technology, and this could negatively impact Registrant's markets and hence its business. For example, wireless technologies such as direct broadcast satellite television and cellular telephony could displace the wireline systems used for the transmission of video, voice and data. If the use of those wireless technologies increases over the long term, it could have an adverse effect on Registrant's wireline operations. In that event, Registrant will need to expand its services to customers engaged in wireless technology. In the end, Registrant's future success will depend in part on its ability to effectively adapt to new technology and remain competitive. If Registrant cannot effectively adapt to changes in technology, Registrant may experience shrinking markets for its services and the obsolescence of its business.

THE CURRENT ECONOMIC DOWNTURN OR OTHER DOWNTURNS MAY LEAD TO LESS DEMAND FOR REGISTRANT'S SERVICES.

         As a result of the general slowing of economic activities experienced in the United States in 2001 and 2002, Registrant's customers may delay or cancel new projects. Registrant may experience a similar loss of demand during future economic downturns, whether in the regions in which Registrant operates, the industry or that of Registrant's customers, or the economy as a whole. The threat of terrorism in the United States and international hostilities may also impact the demand for Registrant's services. A number of other factors, including unfavorable financing conditions for the industries Registrant serves, could adversely affect Registrant's customers and their ability or willingness to fund capital expenditures in the future. These conditions, either singly or collectively, could result in lower revenues or slower growth than Registrant anticipates, and could have a material adverse effect on Registrant's business, operations and financial condition.

                  PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS

          BASIS OF PRESENTATION OF PRO FORMA CONSOLIDATED BALANCE SHEET

The following pro forma consolidated balance sheet of Rako Capital Corporation includes the accounts of Rako Capital Corporation (Corporation) and Centra Industries, Inc. and Subsidiaries (Target) (collectively the Company). The Corporation is a non-operating, development stage company, whereas, the Target is an operating non-public company.

Pursuant to an agreement, effective January 29, 2003, the Corporation is expected to exchange one share of its common stock for each share of Target with the exception of 250,000 shares which are subject to rescission as more fully described in Note 14 "Revised plan of reorganization and rescission of shares" accompanying Centra Industries, Inc. & Subsidiaries audited 2001 & 2000 financial statements. If and when all of the Targets shareholders exchange their shares, Target shareholders will own approximately 86% of the Corporation and the continuing business of the Company will be that of the Target. Although the transaction documents describe the Corporation as the acquirer, the reality of the situation is that the Target is the continuing entity. As a result, the accounting for the business combination should follow by combining the Corporation with the net assets of the Target from the effective date of the transaction forward.

The capital structure of the Company will represent that of the Corporation with respect to the number of shares and par value. This will differ from the previously issued statements of the Target because of the accounting entries to account for this transaction as a "Reverse Takeover." Specifically, in consolidation, the common stock, additional paid-in capital and retained (deficit) of the Corporation are debited to the additional paid-in capital of the Target. An adjustment is then made between par value and additional paid-in capital so that the number of shares actually outstanding of the Corporation, multiplied times its par value, equals the aggregate par value in the financial statements.


The following adjustments have been included in the following pro forma consolidated balance sheet:

1)   Record payment of Corporation expenses and liabilities by officer.

2)   Record contribution of capital and eliminate liability to officer.

3)   Record cancellation of 2,619,162 shares of Corporation's common stock.

4) Eliminate Rako Capital Corporation's (RAKO'S) common stock, additional paid-in capital, retained (deficit).

5) Eliminate Centra Industries' aggregate par value to the extent of 14,893,716. The remaining 250,000 shares are subject to rescission as more fully described in Note 14 "Revised plan of reorganization and rescission of shares" accompanying Centra Industries, Inc. & Subsidiaries audited 2001 & 2000 financial statements.

6) Record number of shares multiplied times the par value to establish aggregate par value in consolidated financial statements. In establishing the aggregate par value a deficit in additional paid-in capital was created. This deficit, $1,826 has been adjusted to retained earnings.

7) Reclassify Minority Interest 250,000 shares subject to recission as described in adjustment 5 above.

                            RAKO CAPITAL CORPORATION
          PRO FORMA CONSOLIDATED BALANCE SHEET AFTER "REVERSE TAKEOVER"
                               September 30, 2002
                                   (UNAUDITED)

                                     ASSETS

                                                                            CENTRA
                                                             RAKO       INDUSTRIES, INC
                                                            CAPITAL            AND      CONSOLIDATING
                                                          CORPORATION     SUBSIDIARIES     ENTRIES       CONSOLIDATED
                                                          ------------    ------------   ------------    ------------
Current assets
    Cash                                                  $          -    $     52,963                   $     52,963
    Marketable securities, at fair value                             -           3,238                          3,238
    Accounts receivable, less allowance for doubtful
       accounts of $428,117 at September 30, 2002                            1,780,979                      1,780,979
    Due from shareholders                                            -         128,977                        128,977
    Due from employees                                               -          20,335                         20,335
    Advances to sub-contractors                                      -          35,569                         35,569
    Prepaid expenses                                                 -         343,605                        343,605
    Income taxes receivable                                          -         333,671                        333,671
                                                          ------------    ------------   ------------    ------------
      Total current assets                                           -       2,699,337              -       2,699,337
                                                          ------------    ------------   ------------    ------------

FIXED ASSETS, net of accumulated depreciation
    of $2,473,613                                                            9,336,947                      9,336,947
                                                          ------------    ------------   ------------    ------------

Total Assets                                              $          -    $ 12,036,284   $          -    $ 12,036,284
                                                          ============    ============   ============    ============

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Bank overdraft                                        $          -    $    559,307              -    $    559,307
    Accounts payable                                             4,887       3,037,342 (1-      1,334
                                                                                       (1-     (6,221)      3,037,342

    Officers loans                                               1,555               - (1-      6,221
                                                                                       (2-     (7,776)              -
    Accrued liabilities                                              -       1,486,035                      1,486,035
    Lines of credit                                                  -         759,976                        759,976
    Current portion of long-term debt                                -       1,385,352                      1,385,352
    Current portion of capital lease obligations                     -         224,760                        224,760
    Deferred tax liability                                           -          40,702              -          40,702
                                                          ------------    ------------   ------------    ------------
      Total current liabilities                                  6,442       7,493,474         (6,442)      7,493,474
                                                          ------------    ------------   ------------    ------------

Long-term  liabilities
    Long-term debt, net of current portion                           -       3,259,938                      3,259,938
    Capital lease obligations, net of current portion                -         125,167                        125,167
    Deferred tax liability                                           -         939,513                        939,513
    Commitments and contingencies
                                                          ------------    ------------   ------------    ------------
      Total long-term liabilities                                    -       4,324,618                      4,324,618
                                                          ------------    ------------   ------------    ------------

      Total liabilities                                          6,442      11,818,092                     11,818,092
                                                          ------------    ------------   ------------    ------------

Shareholders' equity
    Preferred stock; 20,000,000 shares authorized;
     $0.001 par value; no shares issued and outstanding              -               -                              -
    Common stock; 50,000,000 shares authorized;
     $0.001 par value; 17,299,554 shares issued and
     outstanding                                                 5,025                 (3-     (2,619)
                                                                                       (4-     (2,406)
                                                                                       (6-     17,300          17,300
    Common stock; $0.00001 par value; 50,000,000
     shares authorized; 15,143,716 shares issued and
     outstanding at September 30, 2002                                             151 (5-       (149)
                                                                                       (7-         (2)              -


    Additional paid-in capital                                 100,358          15,325 (3-      2,619
                                                                                       (2-      7,776
                                                                                       (4-      2,406
                                                                                       (4-   (113,159)
                                                                                       (5-        149
                                                                                       (6-    (17,300)
                                                                                       (6-      1,826

    Retained (deficit) earnings                               (111,825)        202,716 (1-     (1,334)
                                                                                       (4-    113,159
                                                                                       (6-     (1,826)        200,890

    Minority interest                                                                  (7-          2               2

                                                          ------------    ------------   ------------    ------------
       Total shareholders' equity                               (6,442)        218,192          6,442         218,192
                                                          ------------    ------------   ------------    ------------

Total Liabilities and
    Shareholders' Equity                                  $          -    $ 12,036,284   $          -    $ 12,036,284
                                                          ============    ============   ============    ============

       See basis of presentation of pro forma consolidated balance sheet.

                  PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION


Pursuant to an agreement between Centra Industries, Inc. (Centra), Gregory J. Smith, Paul K. Chavez, and Smith & Company Surveying Services, Inc. (Target), dated January 29, 2003, Centra has agreed to acquire all of the outstanding common stock of Target in exchange for 1,200,000 common shares of Centra. Rako Capital Corporation (Company) assumed the agreement effective January 29, 2003. The Company has valued the 1,200,000 common shares at $2.50 per common share for an aggregate purchase price of $3,000,000. The Company has accounted for the acquisition as a purchase and has allocated the $3,000,000 among the acquired assets and liabilities at their fair market value of approximately $400,000, resulting in goodwill and other identifiable intangible assets of approximately $2,600,000.

The pro forma balance sheet at September 30, 2002 and the related pro forma statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 combine the net assets of the Company with those of Target while the pro forma statements of operations combine the historical results of the Company with those of Target for each of the periods shown.


The following adjustment has been included in the following pro forma consolidated balance sheet:

1) Eliminate Smith common stock, additional paid-in capital, retained earnings and to record the issuance of 1,200,000 common shares, of the Company, valued at $2.50 per share.

The following adjustments have been included in the following pro forma consolidated statements of operations:

2) Eliminate intercompany transactions during the nine months ended September 30, 2002.

3) Eliminate intercompany transactions during the year ended December 31, 2001.

                            RAKO CAPITAL CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2002
                                   (UNAUDITED)

                                     ASSETS

                                                                 RAKO            SMITH &
                                                                CAPITAL          COMPANY
                                                              CORPORATION        SURVEYING        CONSOLIDATING
                                                                 (a)           SERVICES, INC.        ENTRIES      CONSOLIDATE
                                                              -----------      -------------      -------------  ------------
Current assets
    Cash                                                      $    52,963       $    24,100                      $    77,063
    Marketable securities, at fair value                            3,238                                              3,238
    Accounts receivable, less allowance for doubtful
       accounts of $428,117 at September 30, 2002               1,780,979           378,254                        2,159,233
    Due from shareholders                                         128,977                                            128,977
    Due from employees                                             20,335             2,500                           22,835
    Advances to sub-contractors                                    35,569                                             35,569
    Prepaid expenses                                              343,605                                            343,605
    Income taxes receivable                                       333,671                                            333,671
                                                              -----------       -----------       -----------    -----------
      Total current assets                                      2,699,337           404,854                 -      3,104,191
                                                              -----------       -----------       -----------    -----------

Fixed Assets, net of accumulated depreciation
    of $2,473,613                                               9,336,947           165,286                        9,502,233
                                                              -----------       -----------       -----------    -----------

Goodwill and other identifiable intangible assets                       -                 -  (1-    2,652,173      2,652,173
                                                              -----------       -----------       -----------    -----------

Total Assets                                                  $12,036,284       $   570,140       $ 2,652,173    $15,258,597
                                                              ===========       ===========       ===========    ===========

           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Bank overdraft                                            $   559,307       $         -                      $   559,307
    Accounts payable                                            3,037,342                 -                        3,037,342
      401K Contributions Payable                                                     45,832                           45,832

    Accrued liabilities                                         1,486,035                                          1,486,035
    Lines of credit                                               759,976            60,000                          819,976
    Current portion of long-term debt                           1,385,352            34,105                        1,419,457
    Current portion of capital lease obligations                  224,760                                            224,760
    Deferred tax liability                                         40,702                                   -         40,702
                                                              -----------       -----------       -----------    -----------
      Total current liabilities                                 7,493,474           139,937                 -      7,633,411
                                                              -----------       -----------       -----------    -----------

Long-term  liabilities
    Long-term debt, net of current portion                      3,259,938            82,376                        3,342,314
    Capital lease obligations, net of current portion             125,167                                            125,167
    Deferred tax liability                                        939,513                                            939,513
    Commitments and contingencies
                                                              -----------       -----------       -----------    -----------
      Total long-term liabilities                               4,324,618            82,376                        4,406,994
                                                              -----------       -----------       -----------    -----------

      Total liabilities                                        11,818,092           222,313                       12,040,405
                                                              -----------       -----------       -----------    -----------

Shareholders' equity
    Preferred stock; 20,000,000 shares authorized;
     $0.001 par value; no shares issued and outstanding                 -                 -                                -
    Common stock; 50,000,000 shares authorized;
     $0.001 par value; 18,499,554 shares issued and
     outstanding                                                   17,300                    (2-        1,200         18,500



    Common stock                                                                      2,600  (1-       (2,600)             -


    Additional paid-in capital                                          -             5,395  (1-       (5,395)
                                                                                             (1-    2,998,800)

                                                                                                                   2,998,800
    Retained earnings                                             200,890           339,832  (1-     (339,832)       200,890

    Minority interest                                                   2                                                  2

                                                              -----------       -----------       -----------    -----------
       Total shareholders' equity                                 218,192           347,827         2,652,173      3,218,192
                                                              -----------       -----------       -----------    -----------

Total Liabilities and
    Shareholders' Equity                                      $12,036,284       $   570,140       $ 2,652,173    $15,258,597
                                                              ===========       ===========       ===========    ===========

(a) Rako Capital Corporation includes the accounts of Rako Capital Corporation and Centra Industries, Inc. & Subsidiaries after "reverse takeover".


       See basis of presentation of pro forma consolidated balance sheet.

                            RAKO CAPITAL CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (UNAUDITED)

                                                           RAKO         SMITH &
                                                         CAPITAL        COMPANY
                                                       CORPORATION      SURVEYING    CONSOLIDATING
                                                           (a)        SERVICES, INC.    ENTRIES      CONSOLIDATED
                                                       ------------   --------------  ------------   -------------
Revenue                                                $ 14,116,957    $    884,420 (2-    (1,750)   $ 14,999,627
                                                       ------------   --------------  ------------   -------------

Costs and Expenses:
     Cost of revenue                                     11,913,108         447,993 (2-     (1,750)     12,359,351
     General and administration                           3,474,440         396,895                      3,871,335
     Depreciation                                            18,750               -                         18,750
     Interest                                               381,367           7,449                        388,816
                                                       ------------   --------------                 -------------

Total Costs and Expenses                                 15,787,665         852,337                     16,640,002
                                                       ------------   --------------                 -------------

Operating Income                                         (1,670,708)         32,083                     (1,638,625)
                                                       ------------   --------------                 -------------

Other Income (Expense):
     Interest and dividends                                      75               7                             82
     (Loss) on the sale of property and equipment            (9,768)              -                         (9,768)
     (Loss) on the sale of investments                            -               -                              -
     Change in unrealized gain (loss) on investments              -               -                              -
                                                       ------------   --------------                 -------------

         Total other (expense)                               (9,693)              7                         (9,686)
                                                       ------------   --------------                 -------------

(Loss) Income Before Income Taxes                        (1,680,401)         32,090                     (1,648,311)

Provision For Income Taxes                                  157,200               -                        157,200
                                                       ------------   --------------                  -------------

Net (Loss) Income                                      $ (1,837,601)   $     32,090                   $ (1,805,511)
                                                       ============    ============                   ============

Basic (Loss) Per Common Share                                                                         $      (0.10)
                                                                                                      ============

Weighted Average Number Of Common Shares Outstanding                                                    18,499,554
                                                                                                      ============


(a) Rako Capital Corporation includes the accounts of Centra Industries, Inc. & Subsidiaries only, as the continuing entity for historical financial reporting purposes.

                            RAKO CAPITAL CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (UNAUDITED)

                                                           RAKO          SMITH &
                                                          CAPITAL        COMPANY
                                                        CORPORATION     SURVEYING          CONSOLIDATING
                                                            (a)       SERVICES, INC.          ENTRIES       CONSOLIDATED
                                                       ------------   --------------        ----------      ------------
Revenue                                                $ 21,194,051    $  2,370,763  (3-       (1,750)      $ 23,563,064
                                                       ------------    ------------

Costs and Expenses:
    Cost of revenue                                      16,666,932       1,234,120  (3-       (1,750)        17,899,302
    General and administration                            3,937,741         862,949                            4,800,690
    Depreciation                                             25,015          65,444                               90,459
    Interest                                                502,061           9,745                              511,806
                                                       ------------    ------------                         ------------

Total Costs and Expenses                                 21,131,749       2,172,258                           23,304,007
                                                       ------------    ------------                         ------------

Operating Income                                             62,302         198,505                              260,807
                                                       ------------    ------------                         ------------

Other Income (Expense):
    Interest and dividends                                   10,830           2,193                               13,023
    (Loss) on the sale of property and equipment           (185,021)              -                             (185,021)
    (Loss) on the sale of investments                      (194,399)              -                             (194,399)
    Change in unrealized gain (loss) on investments         148,509               -                              148,509
                                                       ------------    ------------                         ------------

        Total other (expense)                              (220,081)          2,193                             (217,888)
                                                       ------------    ------------                         ------------

(Loss) Income Before Income Taxes                          (157,779)        200,698                               42,919

Provision For Income Taxes                                   60,325               -                               60,325
                                                       ------------    ------------                         ------------

Net (Loss) Income                                      $   (218,104)   $    200,698                         $    (17,406)
                                                       ============    ============                         ============

Basic (Loss) Per Common Share                                                                               $      (0.00)
                                                                                                            ============

Weighted Average Number Of Common Shares Outstanding                                                          18,499,554
                                                                                                            ============

(a) Rako Capital Corporation includes the accounts of Centra Industries, Inc. & Subsidiaries only, as the continuing entity for historical financial reporting purposes.

ITEM 5.  OTHER EVENTS.

         (1) O. Lee Capwell, the Chief Administrative Officer and a Director of Registrant died January 4, 2003. Registrant has not yet filled the vacancy created by the death of Mr. Capwell on the Board of Directors of Registrant.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

             (a)   Financial statements of businesses acquired.

                   (i) Centra Industries, Inc. and its Subsidiaries Consolidated
             Financial Statements for the years ended December 31, 2000 and December 31, 2001 with independent auditors report (including Balance Sheets, Statement of Operations, Statement of Cash Flows, Statement of changes in Shareholders' Equity, and Notes to Consolidated Financial Statements ) (filed as Exhibit 99.1 hereto).

                   (ii) Smith & Co. Surveying Services, Inc. Financial
             Statements for the year ended September 30, 2001 with independent auditors report (including Balance Sheets, Statement of Income, Statement of Retained Earnings, Statements of Cash Flows, and Notes to Financial Statements ) (filed as Exhibit 99.2 hereto)

                   (c)  Exhibits.



     Exhibit 10.1 Share Exchange Agreement, dated as of January 29, 2003 by and among, RAKO Capital Corporation, a Nevada corporation, Centra Industries, Inc., a Delaware corporation ("Centra") and the stockholders of Centra.

     Exhibit 10.2 Letter Agreement, dated as of December 30, 2003, between Rako Capital Corporation, a Nevada corporation, and Osprey Investments II, Inc., a Florida corporation

     Exhibit 10.3 Plan or Reorganization and Share Exchange Agreement, dated as of January 29, 2003, by and among, Centra, Gregory J. Smith and Paul K. Chavez, and Smith & Co. Surveying Services, Inc., a California corporation

     Exhibit 10.4 Asset Purchase Agreement, dated as of January 30, 2003, between Centra and TWS International, Inc., a Delaware corporation

     Exhibit 10.5 Employment Agreement, dated as of January 1, 2002, between Centra and Larry Garriott

     Exhibit 10.6 Employment Agreement, dated as of January 1, 2002, between Centra and Gary Fuchs

     Exhibit 10.7 Amendment to Employment Agreement, dated as of January 1, 2003 between Centra and Mr. Fuchs

     Exhibit 10.8 Employment Agreement, dated as of January 1, 2002, between Centra and Lisa Trammell (formerly Lisa Rodriguez)

     Exhibit 10.9 Employment Agreement, dated as of January 1, 2002, between Centra and Randall Carney

     Exhibit 10.10 Employment Agreement, dated as of July 9, 2002, between Centra and Larry Otterstein

     Exhibit 10.11 Amendment to Employment Agreement, dated as of January 1, 2003, between Centra and Mr. Otterstein

     Exhibit 10.12       Centra Industries, Inc. 2002 Stock Option Plan

     Exhibit 10.13       Centra Industries, Inc. 2002 Employee Stock Purchase
                         Plan

     Exhibit 10.14       Centra Industries, Inc. Incentive Bonus Plan

     Exhibit 10.15 Consulting Agreement, dated May 2, 2002, between Centra and DCD Consulting LLC

     Exhibit 10.16 General Lease dated as of May 1, 2002, between L&B Investments and Midwest Cable Communications of Arkansas, Inc.

     Exhibit 10.17* Secured Promissory Note in the aggregate principal amount of $110,141.66 issued to Trammel Directional Boring, Inc. ("TDB") by The First National Bank of Springdale ("FNB of Springdale"), dated December 29, 2000

     Exhibit 10.18* Security Agreement, dated December 29, 2000, between TDB and FNB of Springdale

     Exhibit 10.19* Guaranty by Ms. Trammell to FNB of Springdale, dated December 29, 2000

     Exhibit 10.20* Commercial Loan and Security Agreement, dated as of November 4, 1999, between Midwest Cable and First Financial Bank ("FFB")

     Exhibit 10.21*      Guaranty by Bonnie Capwell to FFB, dated November 4,
                         1999

     Exhibit 10.22* Promissory Note in the aggregate principal amount of $25,401.00 issued to FFB by Midwest Cable, dated November 4, 1999

     Exhibit 10.23* Promissory Note in the aggregate principal amount of $475,103.57 issued to Regions Bank ("Regions") by Smithwell Directional Boring, Inc. ("Smithwell"), dated April 5, 2001

     Exhibit 10.24* Commercial Security Agreement, dated as of April 5, 2001, between Regions and Smithwell

     Exhibit 10.25* Business Loan Agreement, dated as of April 25, 2001, between Smithwell and Regions

     Exhibit 10.26* Multipurpose Note and Security Agreement, dated October 26, 2001, by and among, Centra, Larry Garriott and The Bank of Fayetteville ("Bank of Fayetteville")

     Exhibit 10.27* Loan Agreement, by and among Centra, Mr. Garriott and Bank of Fayatteville

     Exhibit 10.28* Promissory Note in the aggregate principal amount of $296,138.75 issued to First Security Bank ("First Security") by Midwest Cable on August 23, 2000

     Exhibit 10.29* Guaranty by Bonnie Capwell to First Security, dated August 23, 2000

     Exhibit 10.30* Security Agreement, dated as of August 23, 2000, between First Security and Midwest Cable

     Exhibit 10.31* Security Agreement - Conditional Sale Contract, dated August 16, 1999, between Midwest Cable and Vemeer Sales and Services, Inc.

     Exhibit 10.32*      Master Lease Agreement, by and between
                         Sierracities.com, Inc. ("Sierracities.com"), and GTS/HDD, Inc. ("GTS/HDD") and Master Lease Schedule

     Exhibit 10.33* Personal Guaranty by Bonnie Capwell and Larry Garriott to Sierracities.com

     Exhibit 10.34*      Corporate Guaranty by Midwest Cable to Sierracities.com

     Exhibit 10.35* Promissory Note issued to Regions by GTS/HDD in the aggregate principal amount of $250,000, dated on December 28, 2000

     Exhibit 10.36* Commercial Security Agreement, dated December 28, 2000, between Regions and GTS/HDD

     Exhibit 10.37* Promissory Note issued to Regions by Midwest Cable in the aggregate principal amount of $116,235, dated March 13, 2002

     Exhibit 10.38* Commercial Security Agreement, dated March 13, 2001, between Midwest Cable and Regions

     Exhibit 10.39*      Commercial Guaranty by Bonnie Capwell to Regions

     Exhibit 10.40* Business Loan Agreement, dated March 13, 2001, between Midwest Cable and Regions

     Exhibit 10.41* Master Construction Agreement, dated as of October 1, 2000, between TCA Cable d/b/a Cox Communications and Midwest Cable

     Exhibit 10.42* Master Construction Service Agreement, dated as of December 13, 2002, between NIFTI, LLC, a Nevada LLC ("NIFTI") and Midwest Cable

     Exhibit 10.43* Subcontract Agreement, dated as of December 9, 2002 by and between Midwest Cable and Vision Splicing

     Exhibit 10.44* Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and All Terraine Directional Borinq, Inc.

     Exhibit 10.45* Subcontract Agreement, dated as of September 16, 2002 by and between Midwest Cable and Razorback Boars, LLC

     Exhibit 10.46* Subcontract Agreement, dated as of September 18, 2002 by and between Midwest Cable and Central U.S. Underground Utilities

     Exhibit 10.47* Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Tria's Communication, Inc.

     Exhibit 10.48* Subcontract Agreement, dated as of September 17, 2002 by and between Midwest Cable and Nelson Utility Construction, Inc.

     Exhibit 10.49 Securities Purchase Agreement, dated as of February 5, 2003, by and among Registrant, Centra and Stanford Venture Capital Holdings, Inc., a Delaware corporation

     Exhibit 99.1 Centra Industries, Inc. and its Subsidiaries Consolidated Financial Statements for the years ended December 31, 2000 and December 31, 2001 with independent auditors report (including Balance Sheets, Statement of Operations, Statement of Cash Flows, Statement of changes in Stockholders Equity and Notes to Consolidated Financial Statements)

     Exhibit 99.2 Smith & Co. Surveying Services, Inc. Financial Statements for the year ended September 30, 2001 with independent auditors report (including Balance Sheets, Statement of Income, Statement of Retained Earnings, Statements of Cash Flow and Notes to Financial Statements)


*To be filed by an Amendment to this Form 8-K.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATED:  FEBRUARY 6, 2003

                                     RAKO CAPITAL CORPORATION



                                     By: /s/ Gary M. Fuchs
                                         -----------------------------------
                                         Name:  Gary M. Fuchs
                                         Title: Vice Chairman, Chief
                                                Executive Officer and Director